Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF JUNE 20, 2012

BY AND AMONG

CUSTOMERS BANCORP, INC.,

AMERITAS LIFE INSURANCE CORP.

AND

ACACIA LIFE INSURANCE COMPANY

TABLE OF CONTENTS
 Page No.

Introduction Statement		1

ARTICLE I - Definitions		1

ARTICLE II – Purchase And Sale of Shares		8
2.1	Purchase and Sale	8
2.2	Purchase Price	8
2.3	Closing	9
2.4	Deliveries at the Closing	9

ARTICLE III – Representations and Warranties		11
3.1	Disclosure Letter; Standards	11
3.2	Representations and Warranties of Sellers Regarding the Sale of the Acacia
	Shares and Acquisition of the Stock Consideration	11
3.3	Representations and Warranties of Sellers Regarding Acacia FSB	14
3.4	Representations and Warranties of Buyer	30

ARTICLE IV – Conduct Pending the Closing		41
4.1	Forbearances by Sellers Relating to Acacia FSB	41
4.2	Additional Forbearances by Sellers	43
4.3	Forbearances by Buyer	43

ARTICLE V – Covenants		44
5.1	Access and Information	44
5.2	Applications; Consents	45
5.3	Additional Agreements	45
5.4	Publicity	45
5.5	Notification of Certain Matters	45
5.6	Use of Acacia Trademark	46
5.7	Insurance	46
5.8	Employee Matters	46
5.9	Board Representation	47
5.10	Transfer Restrictions; Legends; Removal of Legends	49
5.11	Periodic Exchange Act Reports	51
5.12	Percentage Ownership	51
5.13	Retention of Certain Assets	51
5.14	Reduction of Certain Liabilities	52
5.15	Producer Generated Deposits	52
5.16	Retained Liabilities	53
5.17	No Shop	53
5.18	Lock-Up; Right of First Offer	53

ARTICLE VI – Conditions to Consummation		56
6.1	Conditions to Each Party’s Obligations	56
6.2	Conditions to the Obligations of Buyer	56
6.3	Conditions to the Obligations of Sellers	57

ARTICLE VII – Termination		57
7.1	Termination	57
7.2	Effect of Termination	58

ARTICLE VIII – Indemnification		58
8.1	Indemnity to Sellers	58
8.2	Indemnity to Buyer	59
8.3	Third Party Claims	59
8.4	Notice of Claims	61
8.5	Limitations on Claims for Indemnification	61
8.6	Other Claims	62
8.7	Remedies Exclusive	62
8.8	Character and Effect of Indemnity Payments	62

ARTICLE IX – Tax Matters		63
9.1	Tax Sharing Agreements	63
9.2	Allocation of Tax Liabilities	63
9.3	Returns for Period Through the Closing Date	63
9.4	Tax Liability and Tax Returns for Periods Other than Period Ending on
	or Prior to the Closing Date and for Certain Periods Ending Prior to 2012	64
9.5	Audits	65
9.6	Cooperation on Tax Matters	65
9.7	Conveyance Taxes	65

ARTICLE X – Certain Other Matters		66
10.1	Interpretation	66
10.2	Waiver; Amendment	66
10.3	Counterparts	66
10.4	Governing Laws	66
10.5	Expenses	66
10.6	Notices	66
10.7	Entire Agreement; etc.	66
10.8	Successors and Assigns; Assignment	67

Signatures		68

Exhibits:

A – Certificate of Designations for Perpetual Non-Cumulative Preferred Stock, Series C
B – Registration Rights Agreement
C – Form of Legal Opinion

Schedules:

5.13(a)(i)	5/1 ARM interest only residential mortgage loans as of May 31, 2012
5.13(a)(ii)	Second lien residential mortgage loans as of May 31, 2012
5.14	FHLB Advances

STOCK PURCHASE AGREEMENT

This is a Stock Purchase Agreement, dated as of June 20, 2012 (“Agreement”), by and among Customers Bancorp, Inc., a Pennsylvania corporation (“Buyer”), on the one hand, and Acacia Life Insurance Company, a District of Columbia life insurance company (“Acacia Life”), and Ameritas Life Insurance Corp., a Nebraska corporation (“Ameritas Life”), on the other hand, with respect to shares of Acacia Federal Savings Bank, a federally chartered savings association (“Acacia FSB”).  Acacia Life and Ameritas Life are referred to herein collectively as the “Sellers” and individually as a “Seller”.

Introductory Statement

Sellers own 3,520,562 shares of common stock, par value $1.00 per share, of Acacia FSB (the “Acacia Shares”), being all of the outstanding shares of the capital stock of Acacia FSB.

Sellers desire to sell, and Buyer desires to purchase, the Acacia Shares pursuant to this Agreement.

It is the intention of the parties to this Agreement that, upon consummation of the purchase and sale of the Acacia Shares pursuant to this Agreement, Buyer shall own all of the outstanding shares of common stock of Acacia FSB.

As a condition and inducement to Buyer’s willingness to enter into this Agreement, Sellers have agreed to retain certain assets of Acacia FSB that are non-performing or that are not compatible with Buyer’s business strategy and to pay to eliminate certain liabilities of Acacia FSB, as set forth herein.

Buyer and Sellers each desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and to prescribe various conditions to such transactions.

In consideration of the foregoing and their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
2005-2008 I/O Loans	Section 5.13(a)(i)
Acacia Employee Plans	Section 3.2(r)(i)
Acacia FSB	Preamble
Acacia FSB Reports	Section 3.2(g)
Acacia Life	Preamble

Acacia Shares	Introductory Statement
Adjusted Book Value	Section 2.2(d)
Advisory Member	Section 5.9(e)
Agreement	Preamble
Board Committee	Section 5.9(a)
Buyer	Preamble
Buyer Employee Plans	Section 3.4(r)(i)
Buyer Financial Statements	Section 3.4 (h)
Buyer Qualified Plan	Section 3.4(r)(iii)
Buyer Reports	Section 3.4(g)
Claim Notice	Section 8.4
Closing	Section 2.3
Closing Date	Section 2.3
Contract	Section 3.3(d)
Conveyance Taxes	Section 9.7
COBRA	Section 5.8(b)
Continuing Employee	Section 5.8(a)
Cut-Off Date	Section 8.5(a)
Exchange Act	Section 5.11
Excluded Liabilities	Section 8.2
General Enforceability Exceptions	Section 3.2(c)
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Law	Section 3.3(d)
Loss	Section 8.1
Measurement Date	Section 2.2(d)
Non-Performing Loans	Section 5.13(a)(iii)
Offered Shares	Section 5.18(a)
Offering Seller	Section 5.18(a)
Offering Seller Notice	Section 5.18(b)(i)
Ordinary Course Accruals	Section 9.3
Ordinary Course Estimated Payments	Section 9.3
Pre-Closing Covenants	Section 8.5(a)
Pre-Closing Tax Period	Section 9.2(a)
Preliminary Book Value	Section 5.13(c)
Retained Assets	Section 5.13(a)(iv)
ROFO Notice Period	Section 5.18(b)(ii)
ROFO Offer Notice	Section 5.18(c)(i)
Second Lien Loans	Section 5.13(a)(ii)
Seller	Preamble
Seller Documents	Section 3.2(c)
Seller Nominee	Section 5.9(a)
Stock Consideration	Section 2.2
Straddle Period	Section 9.2(b)
Threshold Amount	Section 8.5(c)
Transfer	Section 5.18(a)

Waived ROFO Transfer Period	Section 5.18(d)

In addition, for purposes of this Agreement:

“Affiliate” of a person means any person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under control with such person.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” shall mean any Monday through Friday excepting holidays on which banks are required to be closed in Virginia or Pennsylvania.

“CRA” means the Community Reinvestment Act.

“Customers Common Stock” means the common stock, par value $1.00 per share, of Buyer.

“Customers Non-Voting Common Stock” means the Class B Non-Voting Common Stock, par value $1.00 per share, of Buyer.

“Customers Preferred Stock” means the Perpetual Non-Cumulative Preferred Stock, Series C of Buyer issued pursuant to the Certificate of Designations in the form set forth in Exhibit A.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect.  The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an entity, the employees of which, along with employees of Acacia FSB or a Subsidiary of Acacia FSB or Buyer or a Subsidiary of Buyer, as the case may be, are treated as employees of a single employer under IRC Section 414(b), (c), (m) or (o).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means any government or political subdivision, whether federal, state, local, or foreign, or any agency, department, instrumentality, body or commission of any such government or political subdivision, or any federal, state, local, or foreign court, or self-regulatory organization including, without limitation, the OCC, the FRB, the FDIC and the PDB.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Insurance Regulators” means the District of Columbia Department of Insurance, Securities and Banking, the Nebraska Department of Insurance or any other insurance regulatory or administrative agency having authority over Sellers.

“Intellectual Property” means:

(a)           all issued patents, reissued or reexamined patents, divisions, continuations, continuations-in-part, substitutes, renewals, or extensions of the foregoing, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

 (b)           all published or unpublished nonprovisional and provisional patent applications (including, without limitation, all priority rights resulting therefrom), reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

 (c)           all written works of authorship, copyrights, copyrightable works, semiconductor topography and mask works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, display, performance transformation, rights to prepare derivative works, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, “Copyrights”);

 (d)           trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade dress, slogan, logos, symbols, names, trade names, Internet domain names, registered trade names and applications for registrations of trade names, including, without limitation, the goodwill of the business symbolized by and associated with such trademarks, service marks, trade dress, slogan, logos, symbols, names, trade names, and Internet domain names (collectively, “Trademarks”);

 (e)           (A)           all technology, ideas, concepts, inventions, patterns, designs, methods, discoveries, Proprietary Information, manufacturing and operating specifications, information, know-how, formulae, technical data, customer and supplier information, and processes, and (B) all databases, computer programs, hardware, and software (including, without limitation, all operating systems, interfaces, navigational devices, menu structures and arrangements, icons, forms, scripts, syntax, screen designs, visual expressions, and algorithms related thereto, whether owned or licensed for internal use or to be licensed or sublicensed to the customers of Acacia FSB or any of its Subsidiaries, all in object and source code); and

 (f)           all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance of every kind.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change which is material and adverse to the business, financial condition or results of operations of Acacia FSB or Buyer, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Acacia FSB or Buyer taken with the prior written consent of the other, (iv) direct effects of compliance with this Agreement on the operating performance of Acacia FSB or Buyer, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii) and (v), to the extent that the effects of such change disproportionately affect Acacia FSB or Buyer, as the case may be, and its Subsidiaries as compared to comparable U.S. banking organizations.

“OCC” means Office of the Comptroller of the Currency.

“Ownership Interest” means, with respect to any determination date, the percentage that results from dividing (a) the number of outstanding shares of Customers Common Stock and Customers Non-Voting Common Stock that are beneficially owned by Sellers on such determination date by (b) the total number of shares of Customers Common Stock and Customers Non-Voting Common Stock that are outstanding on such determination date, assuming, without double counting, in the case of the foregoing clause (b), that all of the then outstanding securities held by any person that are convertible directly or indirectly into Customers Common Stock or Customers Non-Voting Common Stock have been converted into Common Stock.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“PDB” means the Pennsylvania Department of Banking.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Proprietary Information” shall mean confidential and/or proprietary information including, without limitation, (a) trade secrets, ideas, processes, procedures, data, listings, copyrights, trademarks, service marks, other works of authorship, know-how, improvements, discoveries, developments, designs, blueprints, drawings, techniques; and (b) information regarding plans for research, development, new products, product design, marketing and selling, business records and plans, budgets, financial information, licenses, prices and costs, suppliers, customers and potential customers.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity in which Acacia FSB or Buyer, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Tax” or “Taxes” means (a) any and all taxes of any kind imposed by any Governmental Entity, including, any and all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, and including, without limitation, any federal, state, local or foreign net or gross income, earnings, windfall or other profits, gross receipts, levies, franchise, capital stock, net worth, sales, use, value added, ad valorem, profits, occupancy, general property, real property, personal property, intangible property, transfer, stamp, premium, custom, duty, fuel, excise, license, lease, service, service use, recapture, parking, employment, occupation, severance, payroll, withholding, unemployment compensation, social security, retirement or other tax, fiscal levy or charge of any nature (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto, whether or not disputed; (b) any liability for payment of amounts described in clause (a) as a result of transferee liability, of having been a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any liability for payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration, enforcement, interpretation, or imposition of any Tax.

“Tax Returns” means any and all returns, reports and forms, (including, without limitation, statements, elections, declarations, estimates, notices, notifications, certificates amendments, schedules, information returns or other documents or attachments incident thereto) filed or required to be filed with a Governmental Entity with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Transfer Agent” means the registrar and transfer agent for shares of Customers Common Stock.

“Voting Ownership Interest” means, with respect to any determination date, the percentage that results from dividing (a) the aggregate voting power of the Voting Securities held by Sellers on such determination date by (b) the aggregate voting power of all the Voting Securities issued and outstanding on such determination date.

“Voting Securities” means shares of any class or series of capital stock of Buyer that entitle the holders thereof (either as a separate class or series, or together with any other class or series of Buyer’s capital stock) to vote on (a) the election of directors of Buyer or (b) with regard to any additional matter, other than (i) the issuance of additional amounts or classes of senior or pari passu securities, (ii) the modification of the terms of the security, (iii) the dissolution of Buyer, (iii) the payment of dividends by Buyer when preferred dividends are in arrears; (iv) or such other matters on which all shareholders are customarily provided a statutory right to vote.

ARTICLE II
Purchase and Sale of Shares

2.1           Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell to Buyer on the Closing Date, and Buyer agrees to purchase from Sellers on the Closing Date, all of the Acacia Shares.

2.2           Purchase Price.  The purchase price for the Acacia Shares shall be $65,000,000 and shall be paid in the form of Customers Common Stock, Customers Non-Voting Common Stock and Customers Preferred Stock (collectively, the “Stock Consideration”) as follows:

(a)           Buyer shall deliver to Sellers, in proportion to their ownership of the Acacia Shares, the lesser of (i) shares of Customers Common Stock with a value of $65,000,000, as determined pursuant to paragraph (d) of this Section 2.2, or (ii) a number of shares of Customers Common Stock so that, immediately following the issuance of such shares, Sellers’ Voting Ownership Interest equals 9.9%.

(b)           If Buyer has delivered to Sellers shares of Customers Common Stock with a value of less than $65,000,000, then, in addition to the shares of Customers Common Stock delivered pursuant to paragraph (a) of this Section 2.2, Buyer shall deliver to Sellers, in proportion to their ownership of the Acacia Shares, the lesser of (i) shares of Customers Non-Voting Common Stock with a value of $65,000,000 minus the value of the shares of Customers Common Stock delivered pursuant to paragraph (a) of this Section 2.2 or (ii) a number of shares of Customers Non-Voting Common Stock so that, immediately following the issuance of such shares, Sellers’ Ownership Interest equals 19.9%.

(c)           If Buyer has delivered to Sellers shares of Customers Common Stock and Customers Non-Voting Common Stock with an aggregate value of less than $65,000,000, then, in addition to the shares of Customers Common Stock and Customers Non-Voting Common Stock delivered pursuant to paragraphs (a) and (b) of this Section 2.2, Buyer shall deliver to Sellers, in proportion to their ownership of the Acacia Shares, a number of shares of Customers Preferred Stock with an aggregate liquidation value equal to $65,000,000 minus the value of the Customers Common Stock and the Customers Non-Voting Common Stock delivered pursuant to paragraphs (a) and (b) of this Section 2.2.

(d)           For purposes of calculating the amount of Customers Common Stock, Customers Non-Voting Common Stock and Customers Preferred Stock to be delivered pursuant to this Section 2.2, the Customers Common Stock and Customers Non-Voting Common Stock shall have a per share value equal to the Adjusted Book Value per share of Buyer multiplied by 1.15.  “Adjusted Book Value” shall mean the consolidated total stockholders’ equity of Buyer, calculated in accordance with GAAP, as of the last day of the month prior to the month in which the Closing occurs (the “Measurement Date”), which shall be adjusted to reflect the consideration received by Buyer for the issuance of any shares of Customers Common Stock or Customers Non-Voting Common Stock subsequent to the Measurement Date and prior to the Closing Date.  Adjusted Book Value shall be calculated by Buyer as of the close of business on the Measurement Date, using reasonable estimates of revenues and expenses where actual amounts are not available.  Such calculation shall be subject to verification by Sellers prior to the Closing.  Adjusted Book Value per share shall be calculated by dividing (x) the Adjusted Book Value of Buyer by (y) the aggregate number of shares of Customers Common Stock and Customers Non-Voting Common Stock issued and outstanding as of the day immediately prior to the Closing Date.

2.3           Closing.  The closing of the sale of the Acacia Shares referred to in Section 2.1 (the “Closing”) will take place at the office of Acacia Life at 7315 Wisconsin Avenue, Bethesda, Maryland within five Business Days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date or at such other place as the parties may otherwise agree (the “Closing Date”).  Each of the parties hereto agrees for all purposes (including all tax and financial accounting purposes) to treat the purchase of the Acacia Shares as becoming effective as of 11:59 p.m. on the Closing Date.

2.4           Deliveries at the Closing.  Subject to the provisions of Article VI hereof, at the Closing:

(a)           Sellers agree to deliver to Buyer:

(i)           the stock certificates representing the Acacia Shares duly endorsed for transfer in blank, or accompanied by stock transfer powers duly executed in blank, by Sellers;

(ii)           the written resignation of each director and officer of Acacia FSB and each of its Subsidiaries, effective as of the Closing Date;

(iii)           the certificates contemplated under Section 6.2(c) to be delivered by Sellers at the Closing;

(iv)           a certificate of the Secretary of each Seller, dated as of the Closing Date, (A) certifying resolutions adopted by the Board of Directors approving the transactions contemplated by this Agreement and (B) certifying as to the signatures and authority of the persons signing the Agreement and related documents on behalf of each Seller;

(v)           a certificate evidencing the formation and good standing of Acacia FSB issued by the OCC as of a date within seven days of the Closing Date;

(vi)           a certificate of the Secretary of Acacia FSB, dated as of the Closing Date, certifying the current versions of the charter and bylaws of Acacia FSB;

(vii)           the Registration Rights Agreement, in the form set forth as Exhibit B, duly executed by Sellers;

(viii)           all other documents, instruments and writings required to be delivered by Sellers at or prior to the Closing Date pursuant to this Agreement or reasonably requested by Buyer in connection herewith.

(b)           Buyer agrees to deliver to Sellers:

(i)           stock certificates representing the Stock Consideration;

(ii)           the certificate contemplated under Section 6.3(c) to be delivered by Buyer at the Closing;

(iii)           a certificate of the Secretary of Buyer, dated as of the Closing Date, (A) certifying resolutions adopted by the Board of Directors approving the transactions contemplated by this Agreement and the issuance of the Stock Consideration, (B) certifying the current versions of the articles of incorporation and bylaws of Buyer, and (C) certifying as to the signatures and authority of the persons signing the Agreement and related documents on behalf of Buyer;

(iv)           the opinion of Stradley Ronon Stevens & Young, LLP, Buyer’s outside counsel, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto;

(v)           a certificate evidencing the formation and good standing of Buyer and Customers Bank in each such entity’s jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within seven days of the Closing Date;

(vi)           a certificate evidencing Buyer and Customer Bank’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such entity conducts business and is required to so qualify, as of a date within seven days of the Closing Date;

(vii)           the Registration Rights Agreement, in the form set forth as Exhibit B, duly executed by Buyer;

(viii)           all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or reasonably requested by Sellers in connection herewith.

ARTICLE III
Representations and Warranties

3.1           Disclosure Letter; Standard.

(a)           Prior to the execution and delivery of this Agreement, Buyer and Sellers have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.3 or Section 3.4, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate).  Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b)           No representation or warrant of Sellers or Buyer contained in Sections 3.2, 3.3 or 3.4, as applicable (other than (i) the representations and warranties contained in Section 3.3(i) and Section 3.4(j), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2 and in Sections 3.4(a), 3.4(c), 3.4(d) and 3.4(e)(i), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to Sellers or Buyer, as the case may be (it being understood that for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2           Representations and Warranties of Sellers Regarding the Sale of the Acacia Shares and Acquisition of the Stock Consideration. Each Seller represents and warrants to Buyer, with respect to itself only, that:

(a)           Organization and Qualification.  Acacia Life is a life insurance company duly organized, validly existing and in good standing under the laws of the District of Columbia, and Ameritas Life Insurance Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska.

(b)           Ownership of Shares.  Seller is the lawful owner of the Acacia Shares registered in its name, free and clear of all Liens or restrictions of any kind, including, without limitation, any restriction on the right to transfer the Acacia Shares to Buyer pursuant to the Agreement.  Upon the delivery to Buyer of the Acacia Shares pursuant to this Agreement, Buyer will receive good title to the Acacia Shares, free and clear of all Liens (other than Liens arising through Buyer).

(c)           Authority.  Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Seller’s Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (collectively, the “General Enforceability Exceptions”).  Upon the execution and delivery of each other agreement to be executed and delivered by Sellers at or prior to the Closing (collectively, the “Seller Documents”), each of the Seller Documents will constitute the legal, valid and binding obligation of Sellers, enforceable against it in accordance with its terms subject to applicable General Enforceability Exceptions.

(d)           No Violations.  The execution, delivery and performance of this Agreement by Seller do not, and the consummation of the transactions contemplated by this Agreement and compliance by Seller with any of the terms or provisions hereof will not, assuming that the consents, approvals and filings referred to in Section 3.2(e) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Seller is subject.

(e)           No Consents.  Except for filings of applications and notices with the FRB, state insurance regulators, and the OCC, and approval of or non-objection to such application, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement.

(f)           Investment Intent.  Seller understands that the shares constituting the Stock Consideration are “restricted securities” and have not been registered under the Securities Act as or any applicable state securities laws and Seller is acquiring the Stock Consideration as principal for its own account and not with a view to, or for distributing or reselling such Stock Consideration or any part thereof in violation of the Securities Act or any applicable state securities laws.  Sellers understand that the shares constituting the Stock Consideration may not be resold unless they are registered under the Act or an exemption from registration is available, and that Sellers do not have the protection of Section 11 of the Securities Act in connection with the acquisition of the Stock Consideration.  Sellers further understand that on May 8, 2012, Buyer decided to postpone the public offering contemplated in its previously filed registration statement on Form S-1 (File No. 333-180392) and filed a formal withdrawal of such registration statement with the SEC on such date.  Notwithstanding the representations made herein, Sellers do not agree to hold any of the Stock Consideration for any minimum period of time and reserves the right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Stock Consideration pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Seller does not presently have any agreement, plan or understanding, directly or indirectly, with any person to distribute or effect any distribution of any of the Stock Consideration (or any securities which are derivatives thereof) to or through any person or entity other than to any Affiliate of Sellers.

(g)           General Solicitation.  Seller is not acquiring the Stock Consideration as a result of any advertisement, article, notice or other communication regarding the Stock Consideration published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(h)           Investment Risk.  Seller understands that its investment in the Stock Consideration involves a significant degree of risk and that the market price of the Stock Consideration may be volatile and that no representation is being made as to the future value or trading volume of the Stock Consideration.

(i)           Experience of Seller.  Seller is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration, and has so evaluated the merits and risks of such investment.  Seller is able to bear the economic risk of an investment in the Stock Consideration and, at the present time, is able to afford a complete loss of such investment.

(j)           Access to Information.  Seller acknowledges that it has been afforded (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the merits and risks of investing in the Stock Consideration; (b) access to information about Buyer and its Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of Seller or its representatives or counsel shall modify, amend or affect Seller’s right to rely on the truth, accuracy and completeness of Buyer’s representations and warranties contained in this Agreement.  Seller is not relying on the Buyer or any of its Affiliates with respect to an analysis or consideration of the terms of or economic considerations relating to its acquisition of the Stock Consideration.   In regard to such considerations and analysis, Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Stock Consideration.

          (k)           Reliance on Exemptions.  Seller understands that the Stock Consideration being offered and issued to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Stock Consideration.

3.3           Representations and Warranties of Seller Regarding Acacia FSB. Each Seller represents and warrants to Buyer that:

(a)           Organization and Qualification.  Acacia FSB is a federally-chartered savings bank.  Acacia FSB has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it.  Acacia FSB is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Acacia FSB. Acacia FSB’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law.  Acacia FSB is a member in good standing of the Federal Home Loan Bank of Atlanta.

(b)           Subsidiaries.

(i)           Acacia FSB’s Disclosure Letter sets forth with respect to each of Acacia FSB’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, Acacia FSB’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by Acacia FSB and the name and number of shares held by any other person who owns any stock of the Subsidiary.  Acacia FSB owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens.  There are no contracts, commitments, agreements or understandings relating to Acacia FSB’s right to vote or dispose of any equity securities of its Subsidiaries.  Acacia FSB’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federal savings banks.

(ii)           Each of Acacia FSB’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.  No Subsidiary of Acacia FSB is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.

(iii)           The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of Acacia FSB are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants, preemptive rights or other rights with respect to such securities.

(c)           Capital Structure.

(i)           The authorized capital stock of Acacia FSB consists of 100,000,000 shares, of which 3,000,000 are common stock, par value $1.00 per share, and remainder may be issued as common stock or preferred stock as may be determined from time to time by the Board of Directors of Acacia FSB.

(ii)	As of the date of this Agreement:

(A) 3,520,562 shares of common stock of Acacia FSB are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and free of any preemptive rights;

(B)  no shares of common stock are held in treasury by Acacia FSB or otherwise directly or indirectly owned by Acacia FSB; and

(C)  no shares of preferred stock of Acacia FSB are issued and outstanding.

(iii)           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Acacia FSB may vote are issued or outstanding.

(iv)           Except as set forth herein, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Acacia FSB are issued, reserved for issuance or outstanding and (B) neither Acacia FSB nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character (x) relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of capital stock of Acacia FSB, (y) obligating Acacia FSB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Acacia FSB (including any rights plan or agreement) or (z) obligating Acacia FSB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.  As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Acacia FSB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Acacia FSB or any of its Subsidiaries.

(d)           No Violations.  The execution, delivery and performance of this Agreement by Sellers do not, and the consummation of the transactions contemplated by this Agreement will not, assuming that the consents, approvals and filings referred to in Section 3.3(e) have been obtained and the applicable waiting periods have expired, directly or indirectly (with or without notice or lapse of time):  (i) violate any law, rule or regulation or any judgment, decree, order, governmental permit or license (“Law”) to which Acacia FSB or any of its

Subsidiaries (or any of their respective properties) is subject, (ii) violate, conflict with or otherwise breach the charter or bylaws of Acacia FSB or the similar organizational documents of any of its Subsidiaries or any resolution adopted by any of the security holders or directors of Acacia FSB, (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Acacia FSB or any of its Subsidiaries under, any of the terms, conditions or provisions of any agreement, contract, lease, note, bond, mortgage, indenture, deed of trust, license, instrument, consensual obligation, arrangement, promise, undertaking, commitment or understanding, whether written or oral (“Contract”) to which Acacia FSB or any of its Subsidiaries is a party or is bound, or to which any of their respective properties or assets may be subject, or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Acacia FSB or any of its Subsidiaries, or that otherwise relates to Acacia FSB, its Subsidiaries or the Acacia Shares.

(e)           Consents and Approvals.  Except for filings of applications and notices with the FRB, state insurance regulators and the OCC and approval of or non-objection to such applications, filings and notices, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the consummation by Acacia FSB of the transactions contemplated by this Agreement.

(f)           Governmental Filings.  Acacia FSB and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2010 with the Office of Thrift Supervision, the OCC, the FDIC or any other Governmental Entity (collectively, the “Acacia FSB Reports”).  No administrative actions have been taken or, to the knowledge of Sellers, threatened or orders issued in connection with any of the Acacia FSB Reports.  As of their respective dates, each of the Acacia FSB Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).  Any financial statement contained in any of the Acacia FSB Reports fairly presented in all material respects the financial position of Acacia FSB on a consolidated basis, Acacia FSB alone or each of Acacia FSB’s Subsidiaries alone, as the case may be, and was prepared in all material respects in accordance with GAAP or applicable regulations.

(g)           Financial Statements.  Acacia FSB has previously provided copies of (i) the audited consolidated balance sheet of Acacia FSB and its Subsidiaries as of December 31, 2011 and 2010 and related consolidated statements of income for each of the years in the two-year period ended December 31, 2011 and (ii) the unaudited consolidated balance sheet of Acacia FSB and its Subsidiaries as of March 31, 2012 and the related unaudited consolidated statement of income for the three months ended March 31, 2012.  Such financial statements were prepared from the books and records of Acacia FSB and its Subsidiaries, fairly present the consolidated financial position of Acacia FSB and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations of Acacia FSB and its Subsidiaries for the periods indicated, and were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for the three months ended March 31, 2012 are subject to normal year-end adjustments (which will not be material individually or in the aggregate).  The books and records of Acacia FSB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(h)           Undisclosed Liabilities.  Neither Acacia FSB nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Acacia FSB as of December 31, 2011, except for (i) liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acacia FSB and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(i)           Absence of Certain Changes or Events.  Since December 31, 2011, Acacia FSB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any:

(i)           amendment to the articles of incorporation or the bylaws of Acacia FSB;

(ii)           damage to or destruction of any assets of Acacia, whether or not covered by insurance;

(iii)           acquisition, or sale, lease or other disposition of any assets or property used in connection with Acacia FSB’s business (including the Intellectual Property) or the creation of any Lien on any asset, except for such transactions occurring in the ordinary course of business, consistent with past practice;

(iv)           cancellation or waiver of any claims or rights with a value to Acacia FSB in excess of $10,000 individually, or $20,000 in the aggregate;

(v)           lease of real or personal property requiring annual payments in excess of $100,000;

(vi)           material change in the accounting methods, principles or practices used by Acacia FSB or any of its Subsidiaries;

(vii)           material change in the credit policies or procedures of Acacia FSB or any of its Subsidiaries;

(viii)           made any election for federal or state income tax purposes;

(ix)           strike, work stoppage, slow-down or other labor disturbance; or

(x)           entry into a contract or agreement to do any of the foregoing.

(j)           Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Sellers, threatened against or affecting Acacia FSB or any of its Subsidiaries or any property or asset of Acacia FSB or any of its Subsidiaries that (i) are seeking damages in excess of $500,000 or declaratory relief against Acacia FSB or any of its Subsidiaries, (ii) individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Acacia FSB, (iii) challenge the validity or propriety of the transactions contemplated by this Agreement, (iv) could adversely affect the ability of Sellers or Acacia FSB to perform the transactions contemplated by this Agreement, (v) could adversely affect the Buyer’s ability after Closing to operate the business of Acacia FSB as currently conducted or (vi) involve a Governmental Entity.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Acacia FSB or any of its Subsidiaries or the assets of Acacia FSB or any of its Subsidiaries (or that, upon consummation of the transactions contemplated by this Agreement, would apply to Buyer or any of its Subsidiaries).  Since December 31, 2011, (i) there have been no subpoenas, written demands, or document requests received by Acacia FSB or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Acacia FSB or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(k)           Absence of Regulatory Actions.  Since January 1, 2010, neither Acacia FSB nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved matters requiring attention by the Board of Directors of Acacia FSB with respect to any report of examination of Acacia FSB or its Subsidiaries by any Governmental Entity.

(l)           Compliance with Laws.  Acacia FSB and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acacia FSB.  Acacia FSB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of Sellers, threatened.  Neither Acacia FSB nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acacia FSB.

(m)           Taxes.

(i)           Acacia FSB and each of its Subsidiaries have, for federal income tax purposes been a member of the life/non-life affiliated group of which Ameritas Mutual Holding Company is the common parent since the 2004 tax year.  All material Tax Returns required to have been filed by Acacia FSB and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file), and all such Tax Returns were complete and correct in all material respects.  All Taxes due and owing by Acacia FSB and its Subsidiaries, whether or not shown on any Tax Return, have been paid or adequate provision has been made for any such Taxes on Acacia FSB’s balance sheet.  Neither Acacia FSB nor its Subsidiaries is the beneficiary of an extension of time within which to file any Tax Return.

(ii)           No material deficiency for Taxes has been claimed, raised, proposed, asserted or assessed in writing by any Governmental Entity against Acacia FSB or its Subsidiaries which remains unpaid or unresolved.  There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of Acacia FSB or its Subsidiaries, and neither Acacia FSB nor its Subsidiaries, the Sellers nor any of their Affiliates has received any notice nor has any reason to believe that any such audit, examination or other administrative or judicial proceeding is contemplated or threatened.  To Sellers’s knowledge, no claim has ever been made by a Governmental Entity in a jurisdiction where Acacia FSB or its Subsidiaries does not file Tax Returns that Acacia FSB or its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no agreements, waivers or extensions of any statute of limitations currently in effect with respect to a Tax Return or Tax assessment or deficiency of Acacia FSB or its Subsidiaries.

(iii)           To the Seller’s knowledge, there are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Acacia FSB or its Subsidiaries.  There has been no notice that any Governmental Entity has threatened that is it in the process of imposing any Lien or other encumbrance for Taxes on any of the assets of Acacia FSB or its Subsidiaries.

(iv)           All material Taxes required to have been withheld or collected by Acacia FSB or its Subsidiaries (including without limitation, Taxes required to have been withheld or collected from employees, independent contractors, and customers, and any other applicable payees) have been withheld and collected and, to the extent required by law, timely paid to the appropriate Governmental Entity.  Acacia FSB and its Subsidiaries has furnished or been furnished properly completed and valid exemption or other appropriate certificates for all transactions treated as exempt from sales, use, value added, ad valorem, transfer or other similar Taxes.

(v)           Neither Acacia FSB nor its Subsidiaries is a party to any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(vi)           Neither Acacia FSB nor its Subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the IRC during the applicable period described in Section 897(c)(1)(A)(ii) of the IRC.

(vii)           To Seller’s knowledge, neither Acacia FSB nor its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the IRC.

(viii)           To Seller’s knowledge, neither Acacia FSB nor its Subsidiaries is a party to, has participated in, or is currently participating in, a “reportable transaction” as defined in Section 6707A(c) of the IRC and Section 1.6011-4(b) of the Treasury Regulations.  Each of Acacia FSB and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC that was required to be reported.

(ix)           To Seller’s knowledge, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by a Taxing Authority with or in respect of Acacia FSB or its Subsidiaries.

(x)           Neither Acacia FSB nor its Subsidiaries is a party to any contract or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the IRC (or any corresponding provision of state, local or foreign Tax Law), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the IRC (or any corresponding provision of state, local or foreign Tax Law), and (iii) any amount constituting nonqualified deferred compensation under Section 409A of the IRC.

(xi)           To Seller’s knowledge, neither Acacia FSB nor its Subsidiaries has (i) made, revoked or changed any Tax election, (ii) changed any Tax accounting period, (iii) revoked or changed any Tax accounting method, (iv) surrendered any right to claim a refund of Taxes, or (v) settled or compromised any Tax liability.  Neither Acacia FSB nor its Subsidiaries will be required to include any item of income in or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result any (vi) written and legally binding agreement with a Taxing Authority relating to Taxes, (vii) installment sale or open transaction or intercompany transaction made on or prior to the Closing Date, or (viii) prepaid amount received on or prior to the Closing Date.

(xii)           Neither Acacia FSB nor any of its Subsidiaries (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company or other entity that is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the IRC, (iv) is a “personal holding company” as defined in Section 542 of the IRC, and (v) is a shareholder in a “passive foreign investment company” within the meaning of Section 1297 of the IRC.

(xiii)           Neither Acacia FSB, any of its Subsidiaries, nor any person deemed for federal income tax purposes to be transferring the stock of Acacia FSB hereunder is a “foreign person” within the meaning of IRC Section 1445 and the transactions contemplated in this Agreement are not subject to the withholding requirements imposed by IRC Section 1445.

(xiv)           None of the assets of Acacia FSB or any of its Subsidiaries is property that Acacia FSB, its Subsidiaries is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the IRC.  To Seller’s knowledge, none of the assets of Acacia FSB or any of its Subsidiaries directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the IRC.  Neither Acacia FSB nor any of its Subsidiaries presently hold assets for which an election under Section 108(b)(5) of the IRC was made.  None of the assets of Acacia FSB or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the IRC.

(n)           Agreements.

(i)           Acacia FSB has previously delivered to Buyer, and Acacia FSB’s Disclosure Letter lists, any Contract to which Acacia FSB or any of its Subsidiaries is a party or is bound:

(A)           (1) with any executive officer or other key employee of Acacia FSB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Acacia FSB or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to employment consulting, bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements of any directors, officers, employees or consultants, present or past (if it contains representations, covenants, indemnities or other obligations (including indemnification, or contingent obligations) that are still in effect) that provides for the payment of severance or other payments upon the termination of employment or other contractual arrangement; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B)            that (1) contains a non-compete, client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of Acacia FSB or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries), (2) obligates Acacia FSB or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis,  or  (3) requires referrals of business or requires Acacia FSB or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C)           pursuant to which Acacia FSB or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D)            that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Acacia FSB or any of its Subsidiaries;

(E)            that limits the payment of dividends by Acacia FSB or any of its Subsidiaries;

(F)            that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties; or

(G)            that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect.

(H)           with respect to any collective bargaining agreement with any labor union relating to employees of Acacia FSB or any of its Subsidiaries;

(I)           evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Acacia FSB or any of its Subsidiaries is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Buyer or any Subsidiary of Buyer;

(J)           that obligates Acacia FSB or any of its Subsidiaries for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software);

(K)           that relates to the lease, purchase or ownership of real estate; or

(L)           that restricts, limits, or is otherwise material to the conduct of business by Acacia FSB or any of its Subsidiaries.

(ii)           All Contracts to which Acacia FSB or any of its Subsidiaries is a party or is bound that is disclosed pursuant to Section 3.3(n)(i) above is in full force and effect on the date hereof and neither Acacia FSB nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any Contract to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Sellers, no other party to any such agreement (excluding any loan or extension of credit made by Acacia FSB or any of its Subsidiaries) is in default in any respect thereunder, which default or violation would have or is reasonably likely to have a Material Adverse Effect on Acacia FSB.

(o)           Intellectual Property.  Acacia FSB and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all Intellectual Property material to is business.  With respect to each item of Intellectual Property owned by Acacia FSB or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien.  With respect to each item of Intellectual Property that Acacia FSB or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect.  Neither Acacia FSB nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging, or has any knowledge of, any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party with respect to any Intellectual Property material to its business (including any claims that Acacia FSB or any of its Subsidiaries must license or refrain from using rights of a third party related to Intellectual Property).  To the knowledge of Sellers, neither Acacia FSB nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any rights of third parties relating to intellectual property and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any rights of Acacia FSB or any of its Subsidiaries related to intellectual property.

(p)           Labor Matters.  Acacia FSB and its Subsidiaries are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours.  Neither Acacia FSB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Acacia FSB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Sellers, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acacia FSB or any of its Subsidiaries pending or, to the knowledge of Sellers, threatened.

(q)           Employee Benefit Plans.

(i)           Acacia FSB’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in which any present or former directors, officers or other employees of Acacia FSB or any of its Subsidiaries participate or to which Acacia FSB or any of its Subsidiaries contributes or is obligated to contribute (hereinafter referred to collectively as the “Acacia Employee Plans”).  Acacia FSB has previously delivered or made available to Buyer true and complete copies of each agreement, plan and other documents referenced in Acacia FSB’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year.  There has been no announcement or commitment by Acacia FSB or any of its Subsidiaries or ERISA Affiliate of either to create an additional Acacia Employee Plan, or to amend any Acacia Employee Plan, except for amendments required by applicable law or which do not materially increase the cost of such Acacia Employee Plan.

(ii)           There is no pending or, to the knowledge of Sellers, threatened litigation, administrative action or proceeding relating to any Acacia Employee Plan.  All Acacia Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to any Acacia Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Acacia FSB or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii)           Neither Acacia FSB nor any ERISA Affiliate of Acacia FSB nor any of its Subsidiaries has ever sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.

(iv)           No Acacia Employee Plan is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC.

(v)           Neither Acacia FSB nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Acacia Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vi)           All contributions required to be made with respect to any Acacia Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Acacia Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Acacia FSB or a Subsidiary of Acacia FSB.  Each Acacia Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(vii)           Each Acacia Employee Plan is either not subject to, exempt from, or in compliance with the requirements of IRC Section 409A with respect to its terms and its operation.

(r)           Properties.

(i)           Acacia FSB and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) Liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  Each lease pursuant to which Acacia FSB or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither Acacia FSB nor any of its Subsidiaries, nor, to Acacia FSB’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease.  Acacia FSB has previously delivered to Buyer a complete and correct copy of each such lease.  All real property owned or leased by Acacia FSB or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Acacia FSB to be adequate for the current business of Acacia FSB and its Subsidiaries.  To the knowledge of Sellers, none of the buildings, structures or other improvements located on any real property owned or leased by Acacia FSB or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.  Acacia FSB and its Subsidiaries, as lessee, have the right under valid and enforceable leases of the real properties used by Acacia FSB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(ii)           Acacia FSB and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  With respect to personal property used in the business of Acacia FSB and its Subsidiaries that is leased rather than owned, neither Acacia FSB nor any of its Subsidiaries is in default under the terms of any such lease.

(iii)           With respect to all agreements pursuant to which Acacia FSB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Acacia FSB or such Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(s)           Fees.  Neither Acacia FSB nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees.

(t)           Environmental Matters.

(i)           Each of Acacia FSB and its Subsidiaries, the Participation Facilities, and, to the knowledge of Sellers, the Loan Properties are, and have been, in material compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Sellers, threatened, before any court, governmental agency or board or other forum against Acacia FSB or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Acacia FSB or any of its Subsidiaries or any Participation Facility.

(iii)           To the knowledge of Sellers, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Acacia FSB or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)           Neither Acacia FSB nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)           There are no underground storage tanks at any properties owned or operated by Acacia FSB or any of its Subsidiaries or any Participation Facility.  Neither Acacia FSB nor any of its Subsidiaries nor, to the knowledge of Sellers, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Acacia FSB or any of its Subsidiaries or any Participation Facility.

(vi)           During the period of (A) Acacia FSB’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Acacia FSB’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.  To the knowledge of Sellers, prior to the period of (A) Acacia FSB’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Acacia FSB’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.

(u)           Loan Matters.

(i)           All Loans held by Acacia FSB or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.  The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable, valid, true and genuine and what they purport to be.

(ii)           Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Acacia FSB’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the FRB, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)           The allowance for loan losses reflected in Acacia FSB’s audited balance sheet at December 31, 2011 was, and the allowance for loan losses shown on the balance sheets in Acacia FSB’s Reports for periods ending after such date, (except with respect to the 2005-2008 I/O Loans and the Second Lien Loans, as to which no representation or warranty is made) was or will be calculated in accordance with the policies and procedures adopted by the Board of Directors of Acacia FSB.

(iv)            None of the agreements pursuant to which Acacia FSB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan occurring after the first six payments on such Loan, and the first six payments on such Loan (or such lesser amount of payments due as of the date hereof) have been made by the obligor thereof without default.

(v)           Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of Acacia FSB, or any family member or Affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Acacia FSB or any of its Subsidiaries.

(w)           Insurance.  In the opinion of management, Acacia FSB and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the insurance policies and bonds maintained by Acacia FSB and its Subsidiaries are in full force and effect, Acacia FSB and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.  Neither Acacia FSB nor any of its Subsidiaries has received any notice of cancellation with respect to any such current insurance policy.  There are no material claims that are pending under any of the insurance policies.  No other person is a named or additional insured under any such policies and Acacia FSB and its Subsidiaries have no self-insurance or co insurance programs.  No insurer has made any “reservation of rights” or refused to cover all or any portion of any pending claims.

(x)           Investment Securities; Derivatives.

(i)           Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Acacia FSB or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)           Except as would not reasonably be expected to have a Material Adverse Effect on Acacia FSB or any of its Subsidiaries, Acacia FSB and its Subsidiaries have good title to all securities owned by each of them respectively (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Acacia FSB or any of its Subsidiaries.  Such securities are valued on the books of Acacia FSB and its Subsidiaries in accordance with GAAP in all material respects.

(iii)           Acacia FSB and its Subsidiaries and their business employ and have acted in compliance in all material respects with investment, securities, risk management and other policies, practices and procedures that Acacia FSB and its Subsidiaries believe are prudent and reasonable in the context of such business.  Before the date hereof, Acacia FSB and its Subsidiaries have made available to Buyer in writing its material policies.

(iv)           Neither Acacia FSB nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(y)           Indemnification.  Except as provided in the charter or bylaws of Acacia FSB and the similar organizational documents of its Subsidiaries, neither Acacia FSB nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Acacia FSB and, to the knowledge of Sellers, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Acacia FSB or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(z)           Corporate Documents and Records.  Neither Acacia FSB nor any of Acacia FSB’s Subsidiaries is in violation of its charter, bylaws or similar organizational documents.  The minute books of Acacia FSB and each of Acacia FSB’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(aa)           CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Acacia FSB has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA.  Sellers do not have knowledge of any facts or circumstances that would cause Acacia FSB or any other Subsidiary of Acacia FSB: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Acacia FSB.  To the knowledge of Sellers, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Acacia FSB or any of its Subsidiaries to undertake any remedial action.  The Board of Directors of Acacia FSB (or where appropriate of any other Subsidiary of Acacia FSB) has adopted, and Acacia FSB (or such other Subsidiary of Acacia FSB) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Acacia FSB (or such other Subsidiary of Acacia FSB) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(bb)           Internal Controls.  Acacia FSB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.  Since January 1, 2010, Acacia FSB has not identified (x) any significant deficiencies in and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Acacia FSB’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Acacia FSB’s internal controls over financial reporting.

3.4           Representations and Warranties of Buyer.  Buyer represents and warrants to Sellers that:

(a)           Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is registered with the FRB as a bank holding company.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it.  Buyer is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Buyer.  Buyer engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHCA, and the rules and regulations of the FRB promulgated thereunder.

(b)           Subsidiaries.

(i)           Buyer owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens.  There are no contracts, commitments, agreements or understandings relating to Buyer’s right to vote or dispose of any equity securities of its Subsidiaries.  Buyer’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Pennsylvania commercial banks.

(ii)           Each of Buyer’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign entity to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii)           The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable.  No shares of capital stock of any Subsidiary of Buyer are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)           Customers Bank is a Pennsylvania chartered commercial bank.  No Subsidiary of Buyer other than Customers Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder.  Customers Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law.  Customers Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh.

(c)           Capital Structure.

(i)           The authorized capital stock of Buyer consists of 100,000,000 shares of Customers Common Stock, 100,000,000 shares of Customers Non-Voting Common Stock, and 100,000,000 shares of preferred stock, having such par value, or no par value, as the Board of Directors of Buyer shall determine.

(ii)	As of the date of this Agreement:

(A) 8,503,541 shares of Customers Common Stock and 2,844,142 shares of Customers Non-Voting Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and free of any preemptive rights;

(B) 47,619 shares of Customers Common Stock and no shares of Customers Non-Voting Common Stock are held in treasury by Buyer or otherwise directly or indirectly owned by Buyer;

(C)  92,320 shares of Customers Common Stock underlying restricted stock units are awarded but not yet vested;

(D)  589,005 shares of Customers Common Stock and 81,036 shares of Customers Non-Voting Common Stock are issuable upon the exercise of outstanding warrants;

(E)  1,065,195 shares of Customers Common Stock and 160,884 shares of Customers Non-Voting Common Stock are issuable upon the exercise of outstanding stock options; and

(F)  no shares of preferred stock of Buyer are issued and outstanding.

(iii)           No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Buyer may vote are issued or outstanding.

(iv)           Except as set forth herein, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Buyer are issued, reserved for issuance or outstanding and (B) neither Buyer nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character (x) relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of capital stock of Buyer, (y) obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Buyer (including any rights plan or agreement) or (z) obligating Buyer or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.  As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any of its Subsidiaries.

(v)           The shares of Customers Common Stock, Customers Non-Voting Common Stock and Customers Preferred Stock to be issued pursuant to this Agreement, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(d)           Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Buyer’s Board of Directors, and no other corporate proceedings on the part of Sellers are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the General Enforceability Exceptions.

(e)           No Violations.  The execution, delivery and performance of this Agreement by Sellers do not, and the consummation of the transactions contemplated by this Agreement will not assuming that the consents, approvals and filings referred to in Section 3.4(f) have been obtained and the applicable waiting periods have expired, directly or indirectly (with or without notice or lapse of time):  (i) violate any Law to which Buyer or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate, conflict with or otherwise breach the articles of incorporation or bylaws of Buyer or the similar organizational documents of any of its Subsidiaries, or any resolution adopted by any of the security holders or directors of Buyer or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Buyer or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or any of its Subsidiaries, or that otherwise relates to Buyer, its Subsidiaries or the Customer Common Stock.

(f)           Consents and Approvals.  Except for filings of applications and notices with the FRB and the PDB and approval of or non-objection to such applications, filings and notices, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the consummation by Buyer of the transactions contemplated by this Agreement.

(g)           Governmental Filings.  Buyer and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2010 with the FRB, the PDB, the FDIC or any other Governmental Entity (collectively, the “Buyer Reports”).  No administrative actions have been taken or, to the knowledge of Buyer, threatened or orders issued in connection with any of the Buyer Reports.  As of their respective dates, each of the Buyer Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).  Any financial statement contained in any of the Buyer Reports fairly presented in all material respects the financial position of Buyer on a consolidated basis, Buyer alone or each of Buyer’s Subsidiaries alone, as the case may be, and was prepared in all material respects in accordance with GAAP or applicable regulations.

(h)           Financial Statements.  Buyer has previously made available to Sellers copies of (i) the consolidated statements of financial condition of Buyer and its Subsidiaries as of December 31, 2011 and 2010 and related consolidated statements of income, changes in equity and cash flows for each of the three years in the three-year period ended December 31, 2011, together with the notes thereto, accompanied by the audit report of Buyer’s independent registered public accounting firm, as reported in Buyer’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC and (ii) the unaudited consolidated statements of financial condition of Buyer and its Subsidiaries as of March 31, 2012 and the related consolidated statements of income and cash flows for the three months ended March 31, 2012 and 2011, as reported in Buyer’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed with the SEC (collectively, the “Buyer Financial Statements”).  With respect to the Buyer Financial Statements, any financial information for periods prior to September 17, 2011 contained therein reflects that of Customers Bank as the predecessor entity.  Such financial statements were prepared from the books and records of Buyer and its Subsidiaries, fairly present the consolidated financial position of Buyer and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Buyer and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of changes in equity and footnotes to the extent permitted under applicable regulations.  The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)           Undisclosed Liabilities.  Neither Buyer nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Buyer as of December 31, 2011, except for (i) liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Buyer and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)           Absence of Certain Changes or Events.  Since December 31, 2011, Buyer and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Buyer.

(k)           Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries or any property or asset of Buyer or any of its Subsidiaries that (i) are seeking damages in excess of $500,000 or declaratory relief against Buyer or any of its Subsidiaries which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Buyer, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement or could adversely affect the ability of Buyer to perform the transactions contemplated by this Agreement, or (iii) involve a Governmental Entity.  There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Buyer or any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries (or that, upon consummation of the transactions contemplated by this Agreement, would apply to Buyer or any of its Subsidiaries).  Since December 31, 2011, (i) there have been no subpoenas, written demands, or document requests received by Buyer or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Buyer or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l)           Absence of Regulatory Actions.  Since January 1, 2010, neither Buyer nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking.  There are no unresolved matters requiring attention by the Board of Directors of Buyer or any of its Subsidiaries with respect to any report of examination of Buyer or its Subsidiaries by any Governmental Entity.

(m)           Compliance with Laws.  Buyer and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.  Buyer and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of Buyer, threatened.  Neither Buyer nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Buyer.

(n)           Taxes.  All material federal, state, local and foreign tax returns required to be filed by or on behalf of Buyer or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects.  All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Buyer or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Buyer’s balance sheet (in accordance with GAAP).  There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Buyer or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Buyer or any of its Subsidiaries do not file tax returns that Buyer or any such Subsidiary is subject to taxation in that jurisdiction.  All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Buyer or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Buyer’s balance sheet (in accordance with GAAP).  Buyer and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.  Buyer and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Buyer and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(o)           Agreements.  Neither Buyer nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any Contract to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Buyer, no other party to any such agreement (excluding any loan or extension of credit made by Buyer or any of its Subsidiaries) is in default in any respect thereunder, which default or violation would have or is reasonably likely to have a Material Adverse Effect on Buyer.

(p)           Labor Matters.  Buyer and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours.  Neither Buyer nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Buyer or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Buyer, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Buyer or any of its Subsidiaries pending or, to the knowledge of Buyer, threatened.

(q)           Employee Benefit Plans.

(i)           There is no pending or, to the knowledge of Buyer, threatened litigation, administrative action or proceeding relating to any pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Buyer or any of its Subsidiaries (hereinafter referred to collectively as the “Buyer Employee Plans”).  All of Buyer Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws.  There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to Buyer Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Buyer or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(ii)           Neither Buyer nor any ERISA Affiliate of Buyer nor any of its Subsidiaries has ever sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.

(iii)           Each Buyer Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Buyer Qualified Plan”) has received a favorable determination letter from the IRS or is subject to a favorable IRS opinion letter, and, to the knowledge of Buyer, there are no circumstances likely to result in revocation of any such favorable determination letter.  No Buyer Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(iv)           Neither Buyer nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Buyer Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(v)           All contributions required to be made with respect to any Buyer Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Buyer Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Buyer.  Each Buyer Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(r)           Properties.  Buyer owns or leases all such properties as are necessary to its operations as now conducted.

(s)           Environmental Matters.

(i)           Each of Buyer and its Subsidiaries, the Participation Facilities, and, to the knowledge of Buyer, the Loan Properties are, and have been, in material compliance with all Environmental Laws.

(ii)           There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Buyer, threatened, before any court, governmental agency or board or other forum against Buyer or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Buyer or any of its Subsidiaries or any Participation Facility.

(iii)           To the knowledge of Buyer, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Buyer or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)           Neither Buyer nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)           There are no underground storage tanks at any properties owned or operated by Buyer or any of its Subsidiaries or any Participation Facility.  Neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Buyer or any of its Subsidiaries or any Participation Facility.

(vi)           During the period of (A) Buyer’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Buyer’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.  To the knowledge of Buyer, prior to the period of (A) Buyer’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Buyer’s or its

Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.

(t)           Loan Matters.

(i)           All Loans held by Buyer or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.  The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable, valid, true and genuine and what they purport to be.

(ii)           Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Buyer’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the FRB, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)           The allowance for loan losses reflected in Buyer’s audited balance sheet at December 31, 2011 was, and the allowance for loan losses shown on the balance sheets in Buyer’s Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof.

(iv)            None of the agreements pursuant to which Buyer or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(u)           Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of Buyer, or any family member or Affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Buyer or any of its Subsidiaries.

(v)           Insurance.  In the opinion of management, Buyer and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.  All of the insurance policies and bonds maintained by Buyer and its Subsidiaries are in full force and effect, Buyer and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.  Neither Buyer nor any of its Subsidiaries has received any notice of cancellation with respect to any such current insurance policy.  There are no material claims that are pending under any of the insurance policies.  No insurer has made any “reservation of rights” or refused to cover all or any portion of any pending claims.

(w)           Investment Securities; Derivatives.

(i)           Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Buyer or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)           Except as would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries, Buyer and its Subsidiaries have good title to all securities owned by each of them respectively (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Buyer or any of its Subsidiaries.  Such securities are valued on the books of Buyer and its Subsidiaries in accordance with GAAP in all material respects.

(iii)           Buyer and its Subsidiaries and their business employ and have acted in compliance in all material respects with investment, securities, risk management and other policies, practices and procedures that Buyer and its Subsidiaries believe are prudent and reasonable in the context of such business.

(iv)           Neither Buyer nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(x)           Corporate Documents and Records.  Neither Buyer nor any of Buyer’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents.  The minute books of Buyer and each of Buyer’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(y)           CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Customers Bank has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA.  Buyer does not have knowledge of any facts or circumstances that would cause Buyer or any other Subsidiary of Buyer: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer.  To the knowledge of Buyer, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Buyer or any of its Subsidiaries to undertake any remedial action.  The Board of Directors of Buyer (or where appropriate of any other Subsidiary of Buyer) has adopted, and Buyer (or such other Subsidiary of Buyer) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Buyer (or such other Subsidiary of Buyer) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z)           Internal Controls.  Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.  Since January 1, 2010, Buyer (or its predecessor entity) has not identified (x) any significant deficiencies in and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

ARTICLE IV
Conduct Pending the Closing

4.1           Forbearances by Sellers Relating to Acacia FSB.  Except as expressly contemplated or permitted by this Agreement (including but not limited to the actions set forth in Sections 5.13, 5.14 and 5.16) and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Closing Date, Sellers shall not permit Acacia FSB or any of its Subsidiaries to, without the prior written consent of Buyer, which consent shall not unreasonably be withheld, conditioned or delayed:

(a)           conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use its best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)           (i)           incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(ii)           prepay any indebtedness or other similar arrangements so as to cause Acacia FSB to incur any prepayment penalty thereunder;

(c)	(i)	adjust, split, combine or reclassify its capital stock;

(ii)           make, declare or pay any dividend, or make any other distribution on its capital stock;

(iii)           grant any person any right to acquire any shares of its capital stock; or

(iv)           issue any additional shares of its capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock;

(d)           sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)           make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person;

(f)           enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum;

(g)           make, renegotiate, renew, increase, extend, modify or purchase any loan or other extension of credit to any person, or make any commitment in respect of any of the foregoing, other than in the ordinary course of business consistent with existing lending practices;

(h)           (i)           increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii)           become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director; or

(iii)           elect to any office any person who is not an officer of Acacia FSB as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement;

(i)           settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on its operations;

(j)           amend its charter or bylaws, or similar governing documents;

(k)           make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(l)           make any material changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or per the direction of a Governmental Entity;

(m)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; or

(n)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Sellers or response thereto by Buyer shall be made in accordance with the notice provisions of Section 10.6 and shall note that it is a request pursuant to this Section 4.1.

4.2           Additional Forbearances by Sellers.  During the period from the date of this Agreement to the Closing Date, Sellers shall not, and shall not permit any of their agents or representatives to:

(a)           take any action that would adversely affect or delay its ability to perform his obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)           take any action in violation of or inconsistent with the provisions of Section 5.17; or

(c)           take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions to the Closing set forth in Article VI not being satisfied or in a violation of any provision of this Agreement; or

(d)           agree to take, make any commitment to take, or adopt any resolutions of  its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

4.3           Forbearances by Buyer.  Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Closing Date, Buyer shall not, nor shall Buyer permit any of its Subsidiaries to, without the prior written consent of Sellers, which shall not unreasonably be withheld:

(a)           conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use its best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)           enter into any agreement to acquire or invest in, or make any acquisition of or investment in, any entity, or of all or any portion of the assets, business, deposits or properties of any other entity, by purchase of or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), if such acquisition or investment is reasonably likely to delay materially or jeopardize receipt of any regulatory approvals or other consents and approvals relating to the consummation of the purchase of the Acacia Shares or otherwise materially impede or delay consummation of the purchase of the Acacia Shares or cause any condition to Closing set forth in Article VI not to be capable of being fulfilled;

(c)           take any other action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(d)           take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions to the Closing set forth in Article VI not being satisfied or in a violation of any provision of this Agreement; or

(e)           agree to take, make any commitment to take, or adopt any resolutions of  its Board of Directors in support of, any of the actions prohibited by this Section 4.3.

ARTICLE V
Covenants

5.1           Access and Information.  Subject to the Confidentiality Agreement by and among Buyer, Acacia FSB and Sellers, dated as of May 9, 2012, upon reasonable notice, Sellers shall (and shall cause Acacia FSB to) afford Buyer and its representatives such reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel of Acacia FSB, and to such other information relating to Acacia FSB as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by Sellers in this Agreement. Buyer will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

5.2           Applications; Consents.

(a)           The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement.  Buyer and Sellers shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Buyer, Sellers or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  Buyer and Sellers shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Buyer and Sellers, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity, other than the Insurance Regulators, pursuant to this Section 5.2(a).

(b)           As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.3           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as   expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

    5.4           Publicity.  None of the parties hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without obtaining the prior approval of the other to the content thereof; provided, however, that nothing in this Section 5.4 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy its disclosure obligations imposed by law.

    5.5           Notification of Certain Matters.  Prior to the Closing, Sellers shall give prompt notice to Buyer of:  (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by Sellers or Acacia FSB subsequent to the date of this Agreement and prior to the Closing Date, under any contract material to the financial condition, properties, businesses or results of operations of Acacia FSB to which Acacia FSB is a party or is subject; (ii) any event, condition, change or occurrence that individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect; and (iii) any misrepresentations or breaches of warranties by Sellers or Buyer contained in this Agreement and discovered by Sellers.  Prior to the Closing, Buyer shall give prompt notice to Sellers of any misrepresentations or breaches of warranties by Sellers or Buyer contained in this Agreement and discovered by Buyer.   Each of Sellers and Buyer shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.6           Use of Acacia Trademark.  Promptly following the Closing, Buyer shall amend the charter and articles of incorporation of Acacia FSB and each Subsidiary of Acacia FSB so that the name of such entity does not include the word “Acacia”.  Following the Closing Date, Buyer will not use the name “Acacia” in the conduct of the business of Buyer or any of its Subsidiaries or in connection with any products or services offered by Buyer or any of its Subsidiaries.  Buyer shall use its best efforts to remove, as soon as practical following the Closing, any or all interior and exterior signs at the offices of Acacia FSB and its Subsidiaries that include the name “Acacia”; provided, however, that Buyer shall not be required to remove any sign until it has obtained a replacement for such sign; provided further that all such signs shall be removed not later than 30 days following the Closing Date.

    5.7           Insurance.  Sellers agree to continue their existing errors and omissions insurance policy and their existing directors’ and officers’ liability insurance policy covering Acacia FSB and its Subsidiaries and covering the persons who served as directors and officers of Acacia FSB and its Subsidiaries prior to the Closing Date for a period of three years after the Closing Date or to acquire extended reporting endorsements (“tail coverage”) for such periods.

5.8           Employee Matters

(a)           Buyer’s Disclosure Schedule identifies the functional areas within Acacia FSB where Buyer expects to retain employees.  Within 60 days following the date of this Agreement, Buyer will identify those employees of Acacia FSB (other than those listed in Schedule 5.8) who it seeks to retain following the Closing, whether as an employee or a consultant.  Buyer shall grant service credit to each employee of Acacia FSB whose employment is not specifically terminated at or prior to the Closing Date (a “Continuing Employee”) for his or her service with Acacia FSB for purposes of determining the Continuing Employee’s eligibility to participate and vested rights (but not for purposes of benefit accrual) in any pension, thrift, profit-sharing, life insurance, disability, or other employee benefit plan or program now in effect or hereafter maintained by or on behalf of Buyer and with regard to any medical benefit plan covering the employees of Buyer and its Subsidiaries.  There shall be an open enrollment period for the Continuing Employees without regard to any preexisting conditions of such Continuing Employees or their dependents, consistent with the requirements of the Health Insurance Portability and Accountability Act of 1996.  Buyer will use its best efforts to cause its insurance providers to honor any deductible, co-payment and out-of-pocket expenses incurred by the Continuing Employees and their covered dependents during the portion of the plan year prior to the Closing Date.

(b)           To the extent required by law, Sellers will provide all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to all former employees of Acacia FSB after the Closing Date and to all other persons who became “qualified beneficiaries” under COBRA with respect to any group health plans maintained by Sellers for their employees, and Sellers will have provided any required COBRA coverage to all such former employees and other qualified beneficiaries of Acacia FSB who elect COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

(c)           Buyer shall assume any accrued paid time off, vacation or sick days owed to any Continuing Employee by Acacia FSB as of (and including) the Closing Date.

(d)           Sellers shall be responsible for, and shall reimburse Acacia FSB for, (i) all severance and related obligations arising out of the involuntary termination of any employee of Acacia FSB prior to or on the Closing Date, including any employee of Acacia FSB who is retained as a consultant by Buyer or any Subsidiary of Buyer after the Closing Date, and (ii) all payment obligations arising out of the Transition, Completion and/or Elimination of Bank Holding Company Status Bonus Agreements entered into between Acacia FSB and certain Acacia FSB employees prior to the Closing Date.

(e)           Buyer agrees that neither Buyer nor any Subsidiary of Buyer will retain any employee of Acacia FSB as a consultant for a period of more than 90 days after the Closing Date.  Buyer further agrees that if, during the one year period following the Closing Date, Buyer or any Subsidiary of Buyer employs any person who received a severance payment from Acacia FSB that was reimbursed by Sellers pursuant to Section 5.8(d), Buyer shall cause Acacia FSB or its successor to repay such amount to Sellers.

(f)           Sellers agree to take such action as may be required such that employees of Acacia FSB and its Subsidiaries shall cease to participate in any Acacia Employee Plan as of or prior to the Closing Date if such Acacia Employee Plan would otherwise become a plan described in IRC Section 413(c) as of the Closing Date.

5.9           Board Representation

(a)           On the Closing Date, subject to receipt of (i) any required approval or non-objection of the FDIC, the PDB, the FRB or other Governmental Entity and (ii) written confirmation from the FDIC that Seller’s appointment of an individual to the Board of Directors of Buyer or any of its Subsidiaries would not preclude or restrict Customers Bank or Acacia FSB from bidding on any failed depository institution, Buyer will appoint one individual (the “Seller Nominee”) designated by Sellers (who may be affiliated with Sellers) and approved by Buyer, which approval will not be unreasonably withheld, conditioned or delayed, to serve as (x) a member of the Board of Directors of Buyer, Customers Bank and Acacia FSB and (y) at the option of such Seller Nominee, a member of each of the respective committees of the Boards of Directors of Buyer, Customers Bank and Acacia FSB for which the Seller Nominee qualifies (each such committee, a “Board Committee”) (provided, that in the case of any such Board Committee, the Seller Nominee would not constitute more than 25% of the members of such Board Committee).  The Seller Nominee may only be subject to removal from the Board Committees and replaced on such Board Committees by another nominee if the Sellers elect, in their sole discretion, to remove and replace the Seller Nominee from the Board Committees for and of which the Seller Nominee qualifies and has elected to be a member, subject to approval of any replacement by Buyer, which approval will not be unreasonably withheld, conditioned or delayed.

(b)           The Seller Nominee shall be entitled to (a) directors and officers insurance coverage, (b) indemnification from Buyer, (c) fees and (d) any other rights and benefits, in each case in amounts and scope of coverage comparable to those provided to other outside directors.

(c)           For so long as Sellers maintain an Ownership Interest of at least 9.9%, the Board of Directors of Buyer, Customers Bank and Acacia FSB will nominate an individual designated by Sellers and approved by Buyer, which approval will not be unreasonably withheld, conditioned or delayed, for election to the Board of Directors of Buyer, Customers Bank and Acacia FSB, and Buyer will do, and will cause Customers Bank and Acacia FSB to do, all other lawful things in their power to cause that person to be elected to its respective Board of Directors.  Upon such election, the Seller Nominee shall be appointed to serve as a member of the respective Board Committees for and of which the Seller Nominee qualifies and has elected to be a member, and Buyer will do, and will cause Customers Bank and Acacia FSB to do, all other lawful things in their power to cause that person to be elected to each of the Board Committees to which the Seller Nominee has been appointed, including without limitation, increasing the number of members on each of the Board Committees to four or more members.  If a Seller Nominee ceases to serve as a director for any reason, Buyer shall cause the vacancy created thereby to be filled by an individual designated by Sellers as soon as reasonably practicable, subject to Buyer’s reasonable approval of the qualifications of such designated individual and to any required regulatory approval or non-objection.  If an individual designated by Sellers and nominated by Buyer is not elected to the Board of Directors of Buyer, Buyer shall immediately increase the size of its Board of Directors and appoint to its Board of Directors an individual designated by Sellers, subject to Buyer’s reasonable approval of the qualifications of such designated individual and to any required regulatory approval or non-objection (such individual to be different from the individual who was not elected by the stockholders of Buyer).

(d)           In the event Sellers fail to maintain an Ownership Interest of at least 9.9%, Sellers agree to cause the Seller Nominee to resign from the Board of Directors of Buyer, Customers Bank and Acacia FSB if requested by Buyer, Customers Bank and Acacia FSB, as applicable; provided that the Seller Nominee shall be entitled to serve until the date of the next annual meeting of the stockholders of Buyer, Customers Bank and Acacia FSB following such request.

(e)           In lieu of designating a nominee to election to the Board of Directors of Buyer, Customers Bank or Acacia FSB or if, at the Closing Date, Buyer has not received any required approval or non-objection of the FDIC, the PDB, the FRB or other Governmental Entity with respect to the appointment of the Seller Nominee to the Board of Directors of Buyer or the written confirmation referred to in clause (ii) of paragraph (a) of this Section, Sellers shall be entitled to designate an advisory member to the Boards of Directors of Buyer, Customers Bank and Acacia FSB and each of the respective Board Committees of Buyer, Customers Bank and Acacia FSB for which the Seller Nominee qualifies (the  “Advisory Member”) to be appointed by resolution of a majority of the Board of Directors of Buyer, Customers Bank and Acacia FSB.  The Advisory Member shall be without voting power or power of final decision in matters concerning the business of Buyer, Customers Bank and Acacia FSB.  The Advisory Member shall not be counted to determine the number of directors of Buyer, Customers Bank or Acacia FSB or the presence of a quorum for any action by the Board of Directors, and shall not be required to own qualifying shares.  The Advisory Member shall be permitted to attend all meetings of the Board of Directors and Board Committees of Buyer, Customers Bank and Acacia FSB, and Buyer, Customers Bank and Acacia FSB shall provide the Advisory Member, at the same time and in the same manner as provided to the directors, notice of such meetings and copies of all minutes, consents and other materials, financial and otherwise, which Buyer, Customers Bank or Acacia FSB provides its directors.  An Advisory Member shall serve until such date that the Seller Nominee selected by the Sellers is appointed to the Board of Directors of Buyer, Customers Bank and Acacia FSB, until Sellers elect to have such Advisory Member become a full member of the Board of Directors of Buyer, Customers Bank or Acacia FSB, or until such time as the Seller Nominee was required to resign from the Board of Directors pursuant to Section 5.9(d).

(f)           Sellers agree that the election of an additional director to the Board of Directors of Buyer pursuant to the terms of the Customers Preferred Stock at any time when Sellers hold a majority of the outstanding shares of Customers Preferred Stock shall be subject to the written confirmation from the FDIC that such election of an individual to the Board of Directors of Buyer would not preclude or restrict Customers Bank or Acacia FSB from bidding on any failed depository institution.

5.10           Transfer Restrictions; Legends; Removal of Legends.

(a)           Notwithstanding any other provision of this Agreement, each Seller covenants that the Stock Consideration may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws.  In connection with any transfer of the Stock Consideration other than (i) pursuant to an effective registration statement, (ii) to Buyer or (iii) pursuant to Rule 144 (provided that the transferor provides Buyer with reasonable assurances (in the form of seller and broker representation letters) that the Stock Consideration may be sold pursuant to such rule), Buyer may require the transferor thereof to provide to Buyer and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to Buyer and the Transfer Agent, to the effect that such transfer does not require registration of such transferred Stock Consideration under the Securities Act.  As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the applicable Purchaser under this Agreement and the registration rights provisions hereof with respect to such transferred Stock Consideration.  Notwithstanding the foregoing, except as may be required by applicable federal securities laws, the Stock Consideration may be pledged in connection with a bona fide loan or financing arrangement secured by the Stock Consideration and such pledge of Stock Consideration shall not be deemed to be a transfer, sale or assignment of the Stock Consideration hereunder, and if a Seller is effecting a pledge, such Seller shall not be required to provide Buyer with any notice of such pledge or otherwise make any delivery to Buyer pursuant to this Agreement.

(b)           Certificates evidencing the Stock Consideration shall bear any legend as required by the “blue sky” laws of any state and restrictive legends in substantially the following form, until such time as they are not required under this Agreement or applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE CORPORATION WITH REASONABLE ASSURANCES (IN THE FORM OF SELLER AND BROKER REPRESENTATION LETTERS) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF A CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF JUNE 20, 2012, AS AMENDED FROM TIME TO TIME, AMONG CUSTOMERS BANCORP, INC., ACACIA LIFE INSURANCE COMPANY AND AMERITAS LIFE INSURANCE CORP. (THE "STOCK PURCHASE AGREEMENT").  COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE TO THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF CUSTOMERS BANCORP, INC.  ANY TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS VOID UNLESS THE TRANSFER IS MADE IN ACCORDANCE WITH THE TERMS OF THE STOCK PURCHASE AGREEMENT.

(c)           (i) Following the date on which the Stock Consideration is registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer where a Seller, upon written request, provides Buyer with an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to Buyer, to the effect that such sale, assignment or transfer of the Stock Consideration may be made without registration under the applicable requirements of the Securities Act, (iii) upon such Seller providing Buyer with reasonable assurance that the Stock Consideration can be sold, assigned or transferred pursuant to Rule 144, or (iv) at such earlier time as a restrictive legend is no longer required for certain Stock Consideration, in each case Buyer will take such action as may be necessary and appropriate to cause the Transfer Agent to promptly (and in no event later than five Business Days following delivery by such Seller of such Stock Consideration to Buyer or the Transfer Agent, as applicable) issue to such Seller new certificates representing the Stock Consideration without such restrictive legends in exchange for the certificates issued to such Purchaser under this Agreement.  Buyer shall be responsible for the fees of its Transfer Agent and any other fees associated with such issuance, if any.

5.11           Periodic Exchange Act Reports.  Buyer agrees to timely file all reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”), and Buyer shall not terminate its status as an issuer required to file such reports with the SEC unless the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.  All such filings, at the time they are filed, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

5.12           Percentage Ownership.

(a)           Buyer shall (i) provide Sellers with at least 60 days prior written notice of any event or circumstance that may result in Sellers’ Voting Ownership Interest exceeding 9.9% or Sellers’ Ownership Interest exceeding 19.9% and (ii) cooperate with Sellers and undertake any reasonable actions requested by Sellers to ensure that Sellers’ Ownership Interest in Buyer does not exceed the limits set forth above.

(b)           In the event that Seller’s Voting Ownership Interest shall decline below 9.9% as a result of the issuance by Buyer of additional shares of Customers Common Stock or securities convertible into shares of Customers Common Stock, Buyer agrees that, at the request of Sellers, it shall exchange a number of shares of Customers Non-Voting Common Stock held by Sellers for shares of Customers Common Stock such that Sellers’ Voting Ownership Interest equals 9.9%.

5.13           Retention of Certain Assets by Sellers

(a)           On the Closing Date, Sellers will cause an Affiliate of Sellers to purchase from Acacia FSB the following assets:

(i)           any and all outstanding 5/1 ARM interest only residential mortgage loans that were originated after December 31, 2004 and any real estate acquired pursuant to foreclosure or in lieu of foreclosure of such loans (the “2005-2008 I/O Loans”), together with any mortgage insurance claims and recoverables relating to such loans, a schedule of which such loans that are outstanding as of May 31, 2012 is attached hereto as Schedule 5.13(a)(i);

(ii)           any and all outstanding second lien residential mortgage loans and any real estate acquired pursuant to foreclosure or in lieu of foreclosure of such loans (the “Second Lien Loans”), a schedule of which such loans that are outstanding as of May 31, 2012 is attached hereto as Schedule 5.13(a)(ii);

(iii)           any and all Loans (other than the 2005-2008 I/O Loans and the Second Lien Loans) that (A) are more than 90 days past due or (B) are classified as non-accrual (the “Non-Performing Loans”) as of the Closing Date; and

(iv)           any and all real estate owned as of the Closing Date.

The 2005-2008 I/O Loans, the Second Lien Loans, the Non-Performing Loans and the real estate owned are collectively referred to herein as the “Retained Assets”.

(b)           The purchase price for the Retained Assets shall be the book value of the Retained Assets as of the Closing Date, gross of any allowance for loan losses attributable to such assets.

(c)           Not less than two Business Days prior to the Closing Date, Sellers shall deliver to Buyer a preliminary calculation of the amount payable pursuant to paragraph (b) of this Section 5.13, which shall be based on the book value of the Retained Assets as of five Business Days prior to the Closing Date (the “Preliminary Book Value”).  On the Closing Date, Sellers will pay, or shall cause an Affiliate of Seller to pay, Acacia FSB the Preliminary Book Value.  Not later than thirty calendar days following the Closing Date, Sellers and Buyer shall calculate the book value of the Retained Assets as of the Closing Date.  Based on such calculation, Sellers shall pay, or shall cause an Affiliate of Seller to pay, to Acacia FSB, or Acacia FSB shall pay to Sellers, as appropriate, an amount equal to the difference between the actual book value of the Retained Assets as of the Closing Date and the Preliminary Book Value.

5.14           Reduction of Certain Liabilities.  Prior to the Closing Date, Acacia FSB shall repay the Federal Home Loan Bank advances set forth on Schedule 5.14, together with any applicable prepayment penalties and expenses.  In addition, prior to the Closing Date, Acacia FSB shall take such actions as Buyer may and Sellers may mutually agree with respect to the repayment and/or renewal of brokered certificates of deposit and the terms, including interest rates offered, on other categories of deposit accounts.

5.15           Producer Generated Deposits.  For a period of one year from and after the Closing, Buyer shall cause Acacia FSB (or its successor in the event that Acacia FSB merges into another depository institution controlled by Buyer) to take no adverse action with respect to any outstanding certificate of deposit products generated through financial representatives appointed or registered with the Sellers or their Affiliates and shall not send any communications to such accounts or financial representatives regarding such deposit products without obtaining the prior approval of Sellers as to the content thereof.

5.16           Retained Liabilities.

(a)           Data Processing Contract.  Buyer will use its best efforts to assist Sellers and Acacia FSB with the termination of its data processing contract(s) with Open Solutions, Inc. as of the Closing Date or as soon thereafter as practicable.  Sellers shall reimburse Acacia FSB for termination fees paid by Acacia FSB to Open Solutions, Inc. in connection with such termination (the “OSI Termination Fee”).

(b)           Lease Agreement.  Sellers will reimburse Acacia FSB for any obligations of Acacia FSB with respect to the Lease Agreement with Jones Campbell Company LLC pertaining to Acacia FSB’s offices at 7600 Leesburg Pike, Falls Church, VA 22043 for the period commencing on the 12 month anniversary of the Closing Date and continuing through the scheduled termination of the Lease Agreement (the “Lease Obligations”), it being understood that Buyer will use its best efforts to cooperate with Sellers to resolve the remaining term of the Lease Agreement.  Buyer agrees to give Sellers not less than 180 days’ written notice of whether it intends to continue to occupy the premises or whether it intends to vacate the premises following the 12 month anniversary of the Closing Date.

(c)           Treatment of Payments.  The parties agree that any payments made pursuant to this Section 5.16, as well as payments made pursuant to Sections 5.8(d), shall be treated as a cash purchase price adjustment.

5.17           No Shop.  Sellers and Acacia FSB shall not directly or indirectly, and shall not authorize or permit any person or any representative of Sellers or Acacia FSB directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal for the purchase of Acacia FSB’s assets or securities or the merger of Acacia FSB with any other entity other than as contemplated by this Agreement, (ii) furnish any information regarding Acacia FSB to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could lead to such an acquisition proposal, (iii) engage in discussions or negotiations with any person with respect to any such acquisition proposal, (iv) approve, endorse or recommend any such acquisition proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any such acquisition.  Sellers and Acacia FSB shall promptly advise Buyer of any inquiry or third party proposal to acquire the assets or securities of Acacia FSB or the merger or other business combination of Acacia FSB with any other entity, including the terms of the proposal and the identity of the offeror.

5.18           Lock-Up; Right of First Offer.

(a)           For a period beginning on the Closing Date and ending on the earlier to occur of the closing of a primary underwritten offering by the Buyer or January 1, 2014, neither Seller shall sell, assign, transfer or otherwise dispose of, or enter into, any contract, option, swap, hedge, derivative, or other arrangement or understanding with respect to the sale, assignment, pledge, or other disposition of any of the Stock Consideration; provided that the restriction contained in this Section 5.18 shall not apply to any transfer of any of the Stock Consideration to any Affiliate of Sellers.

(b)           Right of First Offer. Subject to the terms and conditions specified in this Section 5.18, Buyer shall have a right of first offer if any Seller (the “Offering Seller”) proposes to, directly or indirectly, sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily (“Transfer”) any Customers Common Stock or Customers Non-Voting Common Stock (the “Offered Shares”) owned by it to any person, other than an Affiliate of the Offering Seller. Each time the Offering Seller proposes to Transfer any Offered Shares (other than Transfers to an Affiliate), the Offering Seller shall first make an offering of the Offered Shares to Buyer in accordance with the following provisions of this Section 5.18. Following the earlier to occur of (i) the closing of an underwritten public offering by Buyer pursuant to a registration statement filed in accordance with the Securities Act or (ii) the second anniversary of the Closing Date, Buyer shall have a right of first offer only with respect to a Transfer that, to the knowledge of the Offering Seller, would result in a person acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 4.9% of the outstanding shares of Customers Common Stock.  Buyer’s right of first offer and the restrictions set forth in this Section 5.18 shall terminate at such time as Sellers’ Voting Ownership Interest declines below 9.9%. Notwithstanding anything in this Section 5.18 to the contrary, nothing in this Section 5.18 shall mitigate, eliminate or override any restrictions on the sale of the Offered Shares contained in this Agreement or the Registration Rights Agreement.

(c)           Offer Notice.

(i)           The Offering Seller shall give written notice (the “Offering Seller Notice”) to Buyer stating its bona fide intention to Transfer the Offered Shares and specifying the number of Offered Shares, the identity of the proposed buyer, if known, and the material terms and conditions, including the price, pursuant to which the Offering Seller proposes to Transfer the Offered Shares.

(ii)           The Offering Seller Notice shall constitute the Offering Seller’s offer to Transfer the Offered Shares to Buyer, which offer shall be irrevocable for a period of ten Business Days (the “ROFO Notice Period”).

(iii)           By delivering the Offering Seller Notice, the Offering Seller represents and warrants to Buyer that: (x) the Offering Seller has full right, title and interest in and to the Offered Shares; (y) the Offering Seller has all the necessary power and authority and has taken all necessary action to sell such Offered Shares as contemplated by this Section 5.18; and (z) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d)           Exercise of Right of First Offer.

(i)           Upon receipt of the Offering Seller Notice, Buyer shall have until the end of the ROFO Notice Period to offer to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFO Offer Notice”) to the Offering Seller stating that it offers to purchase such Offered Shares on the terms specified in the Offering Seller Notice. Any ROFO Offer Notice so delivered shall be binding upon delivery and irrevocable by Buyer.

(ii)           If Buyer does not deliver a ROFO Offer Notice during the ROFO Notice Period, Buyer shall be deemed to have waived all of Buyer’s rights to purchase the Offered Shares under this Section 5.18, and the Offering Seller shall thereafter be free to Transfer the Offered Shares to any person without any further obligation to Buyer pursuant to this Section 5.18; provided, however, that the Offering Seller shall not Transfer the Offered Shares to any person who, to the knowledge of the Offering Seller, as a result of such Transfer would acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 4.9% of the outstanding shares of Customers Common Stock without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)           Consummation of Sale. If Buyer does not deliver a ROFO Offer Notice in accordance with Section 5.18(c), the Offering Seller may, during the 60 Business Day period following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time not to exceed an additional 90 Business Days to the extent reasonably necessary to obtain any approvals or non-objections of Governmental Entities (the “Waived ROFO Transfer Period”)), Transfer all of the Offered Shares on terms and conditions no more favorable to the purchaser than those specified in the Offering Seller Notice. If the Offering Seller does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFO Transfer Period, the right provided hereunder shall be deemed to be revived and the Offered Shares shall not be offered to any person unless first re-offered to Buyer in accordance with this Section 5.18.

(f)           Closing. At the closing of any sale and purchase pursuant to this Section 5.18, which shall occur no later than ten Business Days following the delivery by Buyer of the ROFO Offer Notice, the Offering Seller shall deliver to Buyer a certificate or certificates representing the Offered Shares to be sold, accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from Buyer by wire transfer of immediately available funds.

ARTICLE VI
Conditions to Consummation

6.1           Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Closing shall be subject to the satisfaction of the following conditions:

(a)           Regulatory Approvals.  All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired.

(b)           No Injunctions or Restraints; Illegality.  No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.  No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

(c)           Third Party Consents.  Buyer and Sellers shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(a)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement.

6.2           Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the Closing shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Buyer:

(a)           Sellers’ Representations and Warranties.  Each of the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, subject to the standard set forth in Section 3.1.

(b)           Performance of Sellers’ Obligations.  Sellers shall each have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate.  Buyer shall have received a certificate signed by an executive officer of each Seller to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)           No Material Adverse Effect.  At any time after the date of this Agreement there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Acacia FSB.

6.3           Conditions to the Obligations of Sellers.  The obligations of Sellers to effect the Closing shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Sellers:

(a)           Buyer's Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date, subject to the standard set forth in Section 3.1.

(b)           Performance of Buyer’s Obligations.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           Officers’ Certificate.  Sellers shall have received a certificate signed by an executive officer of Buyer to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)           No Material Adverse Effect.  At any time after the date of this Agreement there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Buyer.

(e)           Absence of Bank Holding Company Status.  Sellers shall have received confirmation, satisfactory to them in their reasonable good faith judgment, from the FRB to the effect that the acquisition of the Stock Consideration and the consummation of the transactions contemplated by this Agreement will not result in Sellers or any of their Affiliates being deemed in control of Buyer for purposes of (A) the Change in Bank Control Act of 1978, as amended or the BHCA, or (B) otherwise being regulated as a bank holding company within the meaning of the BHCA.

ARTICLE VII
Termination

7.1           Termination.  This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing Date:

(a)           by the mutual written consent of Buyer and Sellers; or

(b)           by either Buyer or Sellers, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(c)           by either Buyer or Sellers, in the event that the Closing has not occurred by  December 31, 2012, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate, it being understood, however, that the parties shall use their reasonable efforts to cause the Closing to occur on or before October 31, 2012; or

(d)           by either Buyer or Sellers (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within 30 days following written notice to the party committing such breach or making such untrue representation or warranty.

7.2           Effect of Termination.  In the event of termination of this Agreement by either Buyer or Sellers as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 7.2, 8.3, 10.5 and any other Section or provision of this Agreement which, by its terms, relates to post-termination rights or obligations, will survive termination of this Agreement and will remain in full force and effect, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII
Indemnification

8.1           Indemnity to Sellers.  From and after the Closing, Buyer shall indemnify, defend and hold harmless Sellers and each of their officers, directors, employees, agents, representatives, shareholders, Affiliates and successors against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, costs and expenses of investigation, and the costs and expenses of enforcing the indemnification (hereafter individually a “Loss” and collectively “Losses”) (including without limitation, Losses resulting from the defense, settlement and/or compromise of a claim and/or demand and/or assessment) incurred by any of them arising out of or relating to, whether directly or indirectly: (i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or in any written statement, document certificate or schedule furnished by Buyer pursuant to the provisions of this Agreement; (ii) any failure or refusal by Buyer to satisfy or perform any covenant, obligation, restriction or agreement applicable to Buyer contained in this Agreement or in any written statement, document, certificate or schedule delivered by Buyer pursuant to this Agreement; and (iii) any claim, litigation or other action of any nature arising out of any act performed, transaction entered into or state of facts suffered to exist by Buyer prior to the Closing Date.

8.2           Indemnity to Buyer.  From and after the Closing, Sellers shall indemnify, defend and hold harmless Buyer and each of its officers, directors, employees, agents, representatives, shareholders, Affiliates and successors against all Losses incurred by any of them arising out of or relating to, whether directly or indirectly: (i) all Excluded Liabilities; (ii) any misrepresentation or breach of any representation or warranty made by Sellers in this Agreement or in any written statement, document, certificate or schedule furnished by Sellers pursuant to the provisions of this Agreement; (iii)  any failure or refusal by Sellers or Acacia FSB (prior to the Closing) to satisfy or perform any covenant, obligation, restriction or agreement applicable to Sellers or Acacia FSB contained in this Agreement or in any written statement, document, certificate or schedule delivered by Sellers or Acacia FSB pursuant to this Agreement; and (iv) any claim, litigation or other action of any nature arising out of any act performed, transaction entered into or state of facts suffered to exist by Sellers or Acacia FSB prior to the Closing Date.   The liability of Sellers pursuant to this Section 8.2 shall be joint and several, with the exception of any liability arising out of a misrepresentation or breach of any representation or warranty made in Section 3.2, or any restrictive covenant made in Section 5.17, which shall be the sole liability of the Seller that made the misrepresentation or breached the representation, warranty or restrictive covenant.

For purposes of this Article VIII, “Excluded Liabilities” means:

(a)           The OSI Termination Fee;

(b)           The Lease Obligations;

(c)           The obligations of Sellers set forth in Sections 5.8(d) and 5.14;

(d)           Any liabilities associated with the 2005-2008 I/O Loans and the Second Lien Loans, whether arising prior to or after the Closing, including, but not limited to, any putback or recourse obligations; and

(e)           Any liabilities relating to the termination at or before Closing of any of Acacia FSB’s employees.

8.3           Third Party Claims.

(a)           A party (the “Indemnified Party”) wishing to claim indemnification under this Article VIII, upon learning of any claim, action, suit, proceeding and/or investigation as to which it is entitled to be indemnified pursuant to this Article VIII, shall promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) pursuant to this Article VIII in writing; provided, however, that no failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of any obligation to indemnify the Indemnified Party unless and to the extent such failure to so notify materially prejudices the position of the Indemnifying Party in responding to such claim, action, suit and/or proceeding.

(b)           If the facts giving rise to any indemnification provided for in this Article VIII involve any actual and/or threatened claim and/or demand by any person other than the Indemnified Party, the Indemnified Party shall tender to the Indemnifying Party the defense or prosecution of such claim and any litigation resulting therefrom.  The Indemnifying Party shall be entitled to assume the defense of such claim with counsel of the Indemnifying Party’s own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall diligently and actively conduct the defense and take all steps reasonably necessary in the defense, prosecution or settlement of such claim or litigation and will hold the Indemnified Party harmless from and against all Losses caused by and/or arising out of any settlement thereof approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld or delayed) or any judgment in connection therewith (other than the Indemnified Party’s expenses of participation in such defense, prosecution and/or settlement).  If the defense or prosecution of a third party claim is assumed by the Indemnifying Party, the Indemnified Party shall be entitled, at its own expense, to participate in such settlement or defense through counsel chosen by the Indemnified Party.  So long as the Indemnifying Party is conducting the defense of any third party claim, neither the Indemnifying Party nor the Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the other, which consent shall not be unreasonably withheld.  If the Indemnifying Party does not assume the defense of any such claim or legal proceeding resulting therefrom, the Indemnified Party may defend against such claim or legal proceeding, in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding, after giving written notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate.  In such event, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (at least monthly) for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

(c)           With respect to any Third Party Claim subject to this Article VIII:

(i)           any Indemnified Party and any Indemnifying Party, as the case may be, shall keep the other person fully informed of the status of such Third Party Claim and any related action at all stages thereof where such person is not represented by its own counsel; and

(ii)           both the Indemnified Party and the Indemnifying Party, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(d)           Upon determination of the amount due, or after a final agreement is reached or a final judgment or order is rendered with respect any matter which is subject to indemnification under this Article VIII, the Indemnifying Party shall pay to the Indemnified Party or the person entitled thereto, as applicable, the amount owing by the Indemnifying Party with respect to such matter within ten (10) business days.

8.4           Notice of Claims.  The Indemnified Party shall give written notice to the Indemnifying Party of any claim for Losses for which the Indemnified Party claims a right of indemnification under this Article VIII (a “Claim Notice”).  If known to the Indemnified Party, any such Claim Notice shall include (i) a summary description of the facts upon which such claim is based and shall specify the estimated amount of the Loss thereof and, (ii) the amount which is payable to the Indemnified Party pursuant to this Article VIII.  In connection with the Indemnifying Party’s evaluation of any Claim Notice, the Indemnified Party shall, at the Indemnifying Party’s expense, provide the Indemnifying Party with reasonable access to the books and records of the Indemnified Party and, subject to the implementation of reasonable procedures to protect the confidentiality of such information, supply such factual and technical information as the Indemnifying Party may reasonably require in connection with the evaluation of such Claim Notice.  The failure of any Indemnified Party to promptly give any Indemnifying Party a Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VIII, except to the extent that such Indemnified Party’s failure has materially prejudiced the Indemnifying Party’s rights or materially increased its liabilities and obligations hereunder.

8.5           Limitations on Claims for Indemnification.

(a)           Except as specifically provided in this Agreement otherwise, all claims and actions for indemnity pursuant to this Article VIII for breach of any representation or warranty or any covenant which, by its terms, is to be fully performed prior to Closing (hereinafter, “Pre-Closing Covenants”) shall be asserted or maintained in writing by a party hereto on or prior to the elapse of one year from the Closing Date (the “Cut-Off Date”) and no party hereto shall be liable to any other party hereto with respect to such claims which are asserted after that date; provided that the Cut-Off Date for claims arising in connection with any breach of any representations or warranties contained in Article IX and Sections 3.3(m) and 3.3(t) (related to Taxes and Environmental Matters) shall be the applicable statute of limitations (giving effect to any valid extensions) relating to the applicable issue, and provided further that there shall be no Cut-Off Date for claims arising in connection with any breach of any representations or warranties contained in Section 3.2, Sections 3.3(a), (b), (c), (d) and (f), and Sections 3.4(a), (d), (e) and (f) or claims related to the Excluded Liabilities.  For the purposes of determining whether an indemnification obligation exists under this Article VIII, any representation, warranty, covenant, or obligation of any party in this Agreement, the Disclosure Letter, and any certificate, document, or other writing delivered pursuant to this Agreement that is qualified by materiality or words of similar import, including, without limitation, the qualification in Section 3.1(b) of this Agreement shall be considered without regard to such materiality qualifications.

(b)           Notwithstanding anything to the contrary contained elsewhere herein, Buyer shall be required to pursue reimbursement from third parties or recovery under insurance policies prior to recovery from Sellers.  To the extent Buyer or any Buyer-related Indemnified Party later recovers proceeds from a third party, insurance proceeds, or obtains a tax benefit, Buyer or the applicable Buyer-related Indemnified Party shall promptly return the same to Sellers, up to the amount which Buyer or such Buyer-related Indemnified Party received from Sellers in the first instance, if any.  Furthermore, upon making any indemnification payment, the Indemnifying Party will, to the extent of such indemnification payment, be subrogated to all rights of the Indemnified Party in respect of the Losses to which such payment relates.  Without limiting the generality or effect of any other provision hereof, such Indemnified Party will execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights.

(c)           Notwithstanding any other provision hereof, no party shall be entitled to indemnification under this Agreement until the claims asserted by it exceed $750,000 in the aggregate (the “Threshold Amount”), except for those claims for which indemnification is sought related to Section 3.2, Sections 3.3(a), (b), (c), (d), (e), (m) and (t), Sections 3.4(a), (d), (e) and (f), Article IX and Excluded Liabilities, as to which the Threshold Amount shall not apply; thereafter, the party shall be entitled to receive indemnification for all claims properly asserted by it in excess of the Threshold Amount.  The maximum aggregate amount that the indemnifying party shall be liable to pay the indemnified party pursuant to this Article VIII shall be $10,000,000 except for those claims for which indemnification is sought related to Section 3.2, Sections 3.3(a), (b), (c), (d), (e), (m), (q) and (t), Sections 3.4(a), (d), (e) and (f), Article IX and Excluded Liabilities, as to which the foregoing limit shall not apply.  All indemnification payments will be paid in cash and not through the issuance by Buyer or the return by Sellers of any shares of capital stock of Buyer.

8.6           Other Claims.  A claim under this Article VIII for any matter not involving a Third Party Claim may be made by notice to Sellers or Buyer, as the case may be, and shall be indemnified, paid or reimbursed promptly after such notice.

8.7           Remedies Exclusive.  The indemnification rights provided in this Article VIII shall be the sole remedy for breach of any representation, warranty or Pre-Closing Covenant contained in this Agreement.

8.8           Character and Effect of Indemnity Payments.  All amounts in the nature of indemnity payments (other than interest and reimbursement of out-of-pocket third party costs and expenses) paid by one party to another pursuant to this Article VIII shall be treated by the parties as an adjustment to the purchase price.  If, contrary to the intent of the parties as expressed in the preceding sentence, any payment made pursuant to this Article VIII is treated as taxable income of the recipient by a taxing authority, then the payor shall indemnify and hold harmless the recipient from any liability for income taxes attributable to the receipt of such payment.  The parties further agree in determining the Loss suffered by an indemnified party hereunder to take into account any tax benefits and/or tax detriments related to the incurrence or payment of the particular item or claim that gave rise to the related indemnity obligation.

ARTICLE IX
Tax Matters

9.1           Tax Sharing Agreements.  Any tax sharing agreement between Sellers and their Affiliates and Acacia FSB shall be terminated as of the Closing Date and shall have no further effect for any taxable period following the Closing Date.

9.2           Allocation of Tax Liabilities.

(a)           Without limiting any of the indemnification obligations of Sellers under Article VIII hereof, Sellers shall jointly and severally defend, indemnify and hold harmless the Buyer from, and shall pay to the Buyer the amount of, or reimburse the Buyer for, any liability for or Loss arising out of, or in connection with, whether directly or indirectly, (i) Taxes imposed on Acacia FSB or any of its Subsidiaries (or Buyer or any of its Affiliates as successor or transferee of Acacia FSB or any of its Subsidiaries) or with respect to the assets or business of Acacia FSB or any of its Subsidiaries for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period ending on the Closing Date (a “Pre-Closing Tax Period”), (ii) Conveyance Taxes arising out of or in connection with the transactions contemplated by this Agreement other than those which are the responsibility of Buyer pursuant to Section 9.7, and (iii) Taxes (A) of any member of an affiliated, consolidated, combined or unitary group of which Acacia FSB or any of its Subsidiaries is or was a member on or prior to the Closing Date (including, without limitation, pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state or local law), or (B) of any person imposed on Acacia FSB or any of its Subsidiaries as a transferee or successor, by operation of law or pursuant to any tax sharing, tax indemnity, tax allocation or other similar agreement, which Taxes relate to either a liability existing or to an event or transaction occurring on or before the Closing Date.

(b)           In the case of Taxes that are payable with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin on the day following the Closing Date on the basis of an interim closing of the books, except that Taxes imposed on a periodic basis (such as real or personal property Taxes) shall be allocated on a daily basis.

9.3           Returns for Period Through the Closing Date.  Sellers will file a consolidated federal income Tax Return and a consolidated Virginia income Tax Return (and consolidated income Tax Returns in such other states where Sellers file on a consolidated basis with Acacia FSB and its Subsidiaries) for the year ending December 31, 2012 and will include on such Tax Return for all periods through the Closing Date and pay any federal, state and local income
Taxes attributable to (i) the income or loss of Acacia FSB and its Subsidiaries (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) and (ii) any deemed gain or loss as a result of the transactions contemplated by this Agreement.   For all taxable periods ending on or before the Closing Date, Sellers shall cause Acacia FSB and its Subsidiaries (i) to join in Sellers’ consolidated federal Tax Return and (ii) to join in Sellers’ consolidated Virginia income Tax Return (and the consolidated income Tax Return in such other states where Sellers file on a consolidated basis with Acacia FSB and its Subsidiaries). In jurisdictions requiring separate reporting, Buyer shall file separate company state and local income Tax Returns for the taxable year ending December 31, 2012.  Sellers shall furnish Buyer such Tax information as may be necessary for the preparation of such separate company state and local Tax Returns.  All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.  At least 30 days prior to the filing of any such separate-company Tax Return, Buyer shall provide Sellers with a copy of such Tax Returns for Seller’s review and comment and shall make such revisions to such Tax Returns as are reasonably requested by Sellers.  Buyer shall provide Sellers with a computation of Taxes for the period on and before the Closing Date, which amount (which if it is greater than the amount either previously paid in Ordinary Course Estimated Payments or Ordinary Course Accruals) shall be promptly remitted by Sellers to Buyer.  Buyer will cause Acacia FSB to furnish Tax information to Sellers for inclusion in Sellers’ federal consolidated income Tax Return for the period that includes the Closing Date in accordance with Acacia FSB’s past custom and practice.  At least 30 days prior to filing any Tax Returns, Sellers will allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended Tax Returns) to the extent that they relate to Acacia FSB or its Subsidiaries, and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.  The income of Acacia FSB will be apportioned between the period up to and including the Closing Date and the period after the Closing Date by closing the books of Acacia FSB as of the end of the Closing Date.  For purposes of this Section 9.3 and Section 9.4 below, the terms “Ordinary Course Estimated Payments” and “Ordinary Course Accruals” means all payments of estimated Taxes or similar Tax payments and all accruals for Taxes on the balance sheet of Acacia FSB and its Subsidiaries made in the ordinary course of business and in accordance with past practices, and shall not include any payments of estimated Taxes or similar Tax payments or accruals for Taxes on the balance sheet of Acacia FSB and its Subsidiaries in connection with or anticipation of any audit, assessment, litigation or proceedings (or which are otherwise extraordinary in any respect).

9.4           Tax Liability and Tax Returns for Periods Other than Period Ending on or Prior to the Closing Date and for Certain Periods Ending Prior to 2012.  Buyer shall cause Acacia FSB and its Subsidiaries to file income Tax Returns for all periods other than periods ending on or prior to the Closing Date, including the period commencing on the day following the Closing Date and ending on December 31, 2012; provided however, that with respect to any such Tax Returns for a Straddle Period, Buyer shall prepare such Tax Returns in a manner consistent with past practice of Acacia FSB and its Subsidiaries.  Buyers shall also provide Sellers with a computation of Taxes for the Straddle Period on and before the Closing Date, which amount (which if it is greater than the amount either previously paid in Ordinary Course Estimated Payments or Ordinary Course Accruals) shall be promptly remitted by Sellers to Buyer.  Sellers shall prepare any Tax Returns with respect to jurisdictions requiring separate reporting for taxable periods ending prior to 2012 which have not been filed on or prior to the Closing Date.  At least 30 days prior to the due date for filing of any such separate-company Tax Returns (taking into account applicable extensions of time to file such Tax Returns), Sellers shall provide Buyer with a copy of such Tax Returns for Buyer’s review and comment and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.  Thereafter, Sellers shall timely provide such Tax Returns to Buyer for filing, along with the amount of any Tax reflected on such Tax Returns that is unpaid.  Buyer will promptly file such Tax Returns with and pay such Tax to the appropriate Taxing Authority.

9.5           Audits.  Sellers will allow Acacia FSB and its counsel to participate at its own expense in any audits, litigation or other proceedings relating to Sellers’ consolidated federal income Tax Returns to the extent that such Tax Returns relate to Acacia FSB or its Subsidiaries.  Sellers shall have full control over any such audits, litigation or other proceedings to the extent that they relate to any periods ending on or prior to the Closing Date.  Notwithstanding the foregoing, Sellers will not settle any such audit, litigation or other proceeding in a manner that would adversely affect Acacia FSB or its Subsidiaries after the Closing Date without the prior written consent of Buyer, which consent shall not unreasonably be withheld, delayed or conditioned.

9.6           Cooperation on Tax Matters.

(a)           Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article IX and any audit, litigation or other proceeding with respect to Taxes although the party responsible for filing the Tax Return pursuant to this Agreement shall control any such audit, litigation or other proceeding, provided that the controlling party may not, without the consent of the other party, agree to any settlement that would result in an increase in the amount of Taxes for which any other party is or may be liable.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to Acacia FSB and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests shall allow the other party to take possession of such books and records.

(b)           Buyer and Sellers further agree, upon reasonable request by the other party, to use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.7           Conveyance Taxes.  All sales, use, value added, transfer, stamp, stock transfer, property transfer and similar Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement (“Conveyance Taxes”) shall be borne 50% by Buyer and 50% by Sellers.  The party that is legally required to file Tax Returns with respect to all such Conveyance Taxes shall, at its own expense, file all such necessary Tax Returns with respect to all such Conveyance Taxes.

ARTICLE X
Certain Other Matters

10.1           Interpretation. When a reference is made in this Agreement to Sections such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Any reference to gender in this Agreement shall be deemed to include any other gender.

10.2           Waiver; Amendment.  Prior to the Closing Date, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

10.3           Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.  Facsimile copies of executed documents or executed documents sent as a PDF attachment to an e-mail transmission, shall be deemed originals for all purposes.

10.4           Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.  The parties hereby consent to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania with regard to any dispute or action arising under this Agreement and waive the defense of an inconvenient forum.

10.5           Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.6           Notices.  All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to Buyer, to:	Jay S. Sidhu
Customers Bancorp, Inc.
1015 Penn Avenue
Suite 103
Wyomissing, PA 19610
jsidhu@customersbank.com

With copies to:	Christopher S. Connell
Stradley Ronon Stevens & Young, LLP
2005 Market Street
Suite 2600
Philadelphia, PA 19103
cconnell@stradley.com

If to Seller, to:	Bill Lester
Ameritas Mutual Holding Company
Executive Vice President Investments / Finance,
Corporate Treasurer
5900 O Street
Lincoln, NE 68510
blester@ameritas.com

With a copy to:	Robert-John H. Sands
Ameritas Mutual Holding Company
Senior Vice President, General Counsel &
Corporate Secretary
7315 Wisconsin Avenue, Suite 10 West
Bethesda, MD 20814
robert.sands@ameritas.com

10.7           Entire Agreement; etc.   This Agreement, together with the Disclosure Letters, Schedules and Exhibits hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.  All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.8           Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party, except that Buyer may assign its right to purchase the Acacia Shares to a wholly-owned Subsidiary of Buyer and that Sellers may assign their rights to acquire the Stock Consideration to one or more Affiliates of Sellers.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Buyer

CUSTOMERS BANCORP, INC.

By:	/s/ Jay S. Sidhu
Jay S. Sidhu
Chairman and Chief Executive Officer

Sellers

AMERITAS LIFE INSURANCE CORP.

By:	/s/ William W. Lester
William W. Lester
Executive Vice President & Corporate Treasurer

ACACIA LIFE INSURANCE CORP.

By:	/s/ William W. Lester
William W. Lester
Executive Vice President & Corporate Treasurer

Exhibit A
CERTIFICATE OF DESIGNATIONS
OF
PERPETUAL NON-CUMULATIVE PREFERRED STOCK, SERIES C
OF
CUSTOMERS BANCORP, INC.

CUSTOMERS BANCORP, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the “Corporation”), in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. C.S. §§ 1101 et seq., DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the amended and restated articles of incorporation and the amended and restated bylaws of the Corporation and applicable law, adopted the following resolution on _______________, 2012 creating a series of _________ shares of Preferred Stock of the Corporation designated as “Perpetual Non-Cumulative Preferred Stock, Series C”.

RESOLVED, that in accordance with the provisions of the amended and restated articles of incorporation and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “Perpetual Non-Cumulative Preferred Stock, Series C” (“Series C Preferred”). Each share of Series C Preferred shall be identical in all respects to every other share of Series C Preferred.

Section 2. Number of Shares. The authorized number of shares of Series C Preferred shall be ___________. Shares of Series C Preferred that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Series C Preferred.

Section 3. Definitions. As used herein with respect to Series C Preferred:

(a) “Articles of Incorporation” shall mean the amended and restated articles of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(b)  “Board of Directors” means the board of directors of the Corporation.

(c) “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

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(d) “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

(e) “Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred, as it may be amended from time to time.

(f) “Common Stock” means the common stock, par value $1.00 per share, of the Corporation and the Class B Non-Voting Common Stock par value $1.00 per share.

(g) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series C Preferred) that ranks junior to Series C Preferred either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(h) “Parity Stock” means any class or series of stock of the Corporation (other than Series C Preferred) that ranks equally with Series C Preferred both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(i) “Preferred Stock” means any and all series of Preferred Stock, having such par value, or no par value, per share, of the Corporation, including the Series C Preferred.

(j) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 8(b) below) or any other matter as to which the holders of Series C Preferred are entitled to vote as specified in Section 8 of this Certificate of Designations, any and all series of Preferred Stock (other than Series C Preferred) that rank equally with Series C Preferred either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

          Section 4. Dividends.

(a) Rate. Holders of Series C Preferred shall be entitled to receive, when, as and if declared by the Board of Directors (or any duly authorized committee of the Board of Directors) out of funds legally available for the payment of dividends under Pennsylvania law, non-cumulative cash dividends at the rate determined as set forth below in this Section 4 applied to the liquidation preference amount of $1,000 per share of Series C Preferred.  Such dividends shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors (or any duly authorized committee of the Board of Directors), on March 1, June 1, September 1 and December 1 of each year (each a “Dividend Payment Date”); provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series C Preferred on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends on Series C Preferred shall not be cumulative; holders of Series C Preferred shall not be entitled to receive any dividends not declared by the Board of Directors (or any duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

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Dividends that are payable on Series C Preferred on any Dividend Payment Date will be payable to holders of record of Series C Preferred as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series C Preferred) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable on the Series C Preferred in respect of a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (other than the initial Dividend Period, which shall be computed on the basis of a 360-day year and the actual number of days elapsed in such Dividend Period). Dividends payable in respect of a Dividend Period shall be payable in arrears - i.e., on the first Dividend Payment Date after such Dividend Period.

The dividend rate on the Series C Preferred, for each Dividend Period, shall be (i) 3.72% until the Dividend Payment Date of December 1, 2017, and (ii) thereafter, 4.65% until the Dividend  Payment Date of December 1, 2018, and (iii) thereafter, 5.58% until the Dividend Payment Date of December 1, 2019, and (iv) thereafter, 6.51% until the Dividend Payment Date of December 1, 2020, and (v) thereafter, 7.44% until the Dividend Payment Date of December 1, 2021, and (vi) thereafter, 8.37%.

Holders of Series C Preferred shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series C Preferred as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b) Priority of Dividends. So long as any share of Series C Preferred remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series C Preferred have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside).  The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the date the Series C Preferred is issued or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

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When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) in full upon the Series C Preferred and any shares of Parity Stock, all dividends declared on the Series C Preferred and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of parity stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series C Preferred and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series C Preferred shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Preferred shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series C Preferred as to such distribution, in full an amount equal to $1,000 per share (the “Series C Preferred Liquidation Amount”), together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date).

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(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series C Preferred and all holders of any stock of the Corporation ranking equally with the Series C Preferred as to such distribution, the amounts paid to the holders of Series C Preferred and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series C Preferred and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series C Preferred and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series C Preferred, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. Subject to the prior approval of the Board of Governors of the Federal Reserve System, if required, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series C Preferred at the time outstanding, upon notice given as provided in Section 6(c) below, at a redemption price equal to $1,000 per share, together (except as otherwise provided herein) with an amount equal to any dividends that have been declared but not paid prior to the redemption date (but with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for any shares of Series C Preferred shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(b) No Sinking Fund. The Series C Preferred will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series C Preferred will have no right to require redemption of any shares of Series C Preferred.

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(c) Notice of Redemption. Notice of every redemption of shares of Series C Preferred shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred. Notwithstanding the foregoing, if the Series C Preferred or any depositary shares representing interests in the Series C Preferred are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series C Preferred at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series C Preferred to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series C Preferred at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)           Status of Redeemed Shares.  Shares of Series C Preferred that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series C Preferred may be reissued only as shares of any series of Preferred Stock other than Series C Preferred).

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Section 7. Conversion.

Holders of Series C Preferred shares shall have no right to exchange or convert such shares into any other securities.

Section 8. Voting Rights.

(a) General. The holders of Series C Preferred shall not have any voting rights except as set forth below or as otherwise from to time required by law.

(b) Right To Elect One Director Upon Nonpayment Events. If and whenever dividends on any shares of Series C Preferred shall not have been declared and paid for Dividend Periods, whether or not consecutive, equivalent to at least eighteen months (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by one and the holders of Series C Preferred, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the one additional director (the “Preferred Stock Director”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than one Preferred Stock Director (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights).

In the event that the holders of the Series C Preferred, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Director following a Nonpayment Event, such director shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series C Preferred or of any other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Director after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series C Preferred or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by law.

When dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series C Preferred for Dividend Periods, whether or not consecutive, equivalent to at least one year after a Nonpayment Event, then the right of the holders of Series C Preferred to elect the Preferred Stock Director shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series C Preferred and Voting Preferred Stock to elect the Preferred Stock Director shall have ceased, the terms of office of the Preferred Stock Director shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

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The Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Director after a Nonpayment Event) may be filled by a vote of the holders of record of a majority of the outstanding shares of the Series C Preferred and all Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of the Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Director shall be entitled to one vote on any matter that shall come before the Board of Directors for a vote. A Preferred Stock Director elected at any special meeting of stockholders shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

(c) Protective Voting Rights. So long as any shares of Series C Preferred are outstanding, in addition to any other vote or consent of stockholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least 66⅔% of the shares of Series C Preferred given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

i.
Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series C Preferred with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

ii.
Amendment of Series C Preferred. Any amendment, alteration or repeal of any provision of the Articles of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series C Preferred, taken as a whole; or

iii.
Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C Preferred, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series C Preferred remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 8(c), the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series C Preferred with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred.

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(d) Changes after Provision for Redemption. No vote or consent of the holders of Series C Preferred shall be required pursuant to Section 8(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series C Preferred shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors (or any duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series C Preferred is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series C Preferred and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series C Preferred are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series C Preferred may deem and treat the record holder of any share of Series C Preferred as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series C Preferred shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law.

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Section 11. No Preemptive Rights. No share of Series C Preferred shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12. Other Rights. The shares of Series C Preferred shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, Customers Bancorp, Inc. has caused this Certificate of Designations to be signed by Thomas Brugger, its Chief Financial Officer, this ____ day of_______________, 2012.

Customers Bancorp, Inc.

By: _______________________ Name: Thomas Brugger Title: Chief Financial Officer

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Exhibit B

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of ____________, 2012, by and among Customers Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Acacia Life Insurance Company, a District of Columbia life insurance company, and Ameritas Life Insurance Corp., a Nebraska corporation (each a “Holder” and collectively, the “Holders”).

This Agreement is made pursuant to the Stock Purchase Agreement, dated as of June 20, 2012 by and among the Company and the Holders (the “Purchase Agreement”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each of the Holders agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 9(d).

“Additional Registrable Securities” means any Common Shares obtained upon the exchange of the Non-Voting Common Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such securities, provided, that the Holder has completed and delivered to the Company a Selling Stockholder Questionnaire; and provided, further, that such securities shall cease to be Additional Registrable Securities upon the earliest to occur of the following: (A) a sale pursuant to a Registration Statement or Rule 144 (in which case, only such securities sold shall cease to be an Additional Registrable Security); or (B) becoming eligible for sale without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and without volume or manner of sale restrictions by Holders.

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in Pennsylvania or Virginia are open for the general transaction of business.

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Shares” means the common stock, par value $1.00 per share, of the Company and any securities into which such Common Shares may hereinafter be reclassified.

“Company” shall have the meaning set forth in the Preamble.

“Effective Date” means the date that the Registration Statement filed pursuant to Section 2(a) is first declared effective by the Commission.

“Effectiveness Deadline” means, with respect to the Initial Registration Statement or the New Registration Statement, the earlier of (i) the 30th calendar day following the Filing Deadline (or the 60th calendar day following the Filing Deadline in the event that such registration statement is subject to review by the Commission) and (ii) the 5th Trading Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review;  provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

“Effectiveness Period” shall have the meaning set forth in Section 2(b).

“Event” shall have the meaning set forth in Section 2(c).

“Event Date” shall have the meaning set forth in Section 2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Deadline” means, with respect to the Initial Registration Statement required to be filed pursuant to Section 2(a), the earlier to occur of (i) the 60th calendar day following the closing of an underwritten public offering by the Company or (ii) January 1, 2014, provided, however, that if the Filing Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline shall be extended to the next business day on which the Commission is open for business.

“Holder” or “Holders” shall have the meaning set forth in the Preamble.

“Indemnified Party” shall have the meaning set forth in Section 8(c).

“Indemnifying Party” shall have the meaning set forth in Section 8(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to Section 2(a) of this Agreement.

“Liquidated Damages” shall have the meaning set forth in Section 2(c).

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“Losses” shall have the meaning set forth in Section 8(a).

“New Registration Statement” shall have the meaning set forth in Section 2(a).

“Non-Voting Common Shares” means the Class B Non-Voting Common Stock, par value $1.00 per share, of the Company and any securities into which such Non-Voting Common Shares may hereinafter be reclassified.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Registration” shall have the meaning set forth in Section 4(a).

“Pre-Transaction Holders” shall have the meaning set forth in Section 2(c).

“Principal Market” means the Trading Market on which the Common Shares are primarily listed on and quoted for trading, which, as of the Closing Date, shall be the OTC Markets.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Registrable Securities” means all of the Common Shares and Non-Voting Common Shares acquired by Holders pursuant to the Purchase Agreement and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the such securities,  provided, that the Holder has completed and delivered to the Company a Selling Stockholder Questionnaire; and  provided, further, that such securities shall cease to be Registrable Securities upon the earliest to occur of the following: (A) a sale pursuant to a Registration Statement or Rule 144 (in which case, only such securities sold shall cease to be a Registrable Security); or (B) becoming eligible for sale without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and without volume or manner of sale restrictions by Holders.

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“Registration Statements” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities and/or Additional Registrable Securities pursuant to the provisions of this Agreement (including without limitation the Initial Registration Statement, the New Registration Statement and any Remainder Registration Statement), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Remainder Registration Statement” shall have the meaning set forth in Section 2(a).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholder Questionnaire” means a questionnaire in the form attached as Annex B hereto, or such other form of questionnaire as may reasonably be adopted by the Company from time to time.

“Trading Day” means (i) a day on which the Common Shares are listed or quoted and traded on its Principal Market (other than the OTC Markets), or (ii) if the Common Shares are not listed on a Trading Market (other than the OTC Markets), a day on which the Common Shares are traded in the over-the-counter market, as reported by the OTC Markets;  provided, that in the event that the Common Shares are not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTC Bulletin Board or OTC Markets on which the Common Shares are listed or quoted for trading on the date in question.

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2. Initial Registration.

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(a) On or prior to the Filing Deadline, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Company may reasonably determine (the “Initial Registration Statement”).  The Initial Registration Statement shall be on Form S-3 (except if the Company is then ineligible to register for resale of the Registrable Securities on Form S-3, in which case such registration shall be on such other form available to the Company to register for resale of the Registrable Securities as a secondary offering) subject to the provisions of Section 2(f) and shall contain (except if otherwise required pursuant to written comments received from the Commission upon a review of such Registration Statement) the “Plan of Distribution” section substantially in the form attached hereto as  Annex A.  Notwithstanding the registration obligations set forth in this Section 2, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission and/or (ii) withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to the Company to register for resale the Registrable Securities as a secondary offering;  provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement and subject to the payment of Liquidated Damages in Section 2(c), if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other Common Shares permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other Common Shares to be registered on such Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the Common Shares to be included by any person other than a Holder or a holder of any Common Shares who acquired such Common Shares (x) prior to the date of this Agreement or (y) in a private placement of securities currently contemplated by the Company and previously disclosed to the Holders pursuant to the Purchase Agreement (the holders described in (x) and (y) collectively, the “Pre-Transaction Holders”); and second, the Company shall reduce or eliminate any Common Shares to be included by any Affiliate of the Company.  In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to the Company to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statement”).  No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

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(b) The Company shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission as soon as practicable and, with respect to the Initial Registration Statement or the New Registration Statement, as applicable, no later than the Effectiveness Deadline, and shall use its commercially reasonable efforts to keep each Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the Effective Date until such time as there are no Registrable Securities remaining (including by refiling such Initial Registration Statement (or a new Registration Statement or a Remainder Registration Statement) if the Initial Registration Statement expires) (the “Effectiveness Period”).  The Company shall request effectiveness of a Registration Statement as of 5:00 p.m. New York City time on a Trading Day.  The Company shall promptly notify the Holders via facsimile or electronic mail of a “.pdf” format data file of the effectiveness of a Registration Statement within one (1) Business Day of the Effective Date. The Company shall, by 9:30 a.m. New York City time on the first Trading Day after the Effective Date, file a final Prospectus with the Commission, as required by Rule 424(b).

(c) If:  (i) the Initial Registration Statement is not filed with the Commission on or prior to the Filing Deadline, (ii) the Initial Registration Statement or the New Registration Statement, as applicable, is not declared effective by the Commission (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, other than as a result of any open issues arising out of any routine Commission review of Exchange Act filings in effect as of the date hereof, (iii) after its Effective Date, (A) such Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective or (B) the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities, in the case of (A) and (B) (other than during an Allowable Grace Period (as defined in Section 2(e) of this Agreement)), (iv) a Grace Period (as defined in Section 2(e) of this Agreement) exceeds the length of an Allowable Grace Period, or (v) after January 1, 2014, and only in the event a Registration Statement is not effective or available to sell all Registrable Securities, the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the 1934 Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which the Holders who are not affiliates are unable to sell Registrable Securities without restriction under Rule 144 (or any successor thereto) (any such failure or breach in clauses (i) through (v) above being referred to as an “Event,” and, for purposes of clauses (i), (ii), (iii) or (v), the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowable Grace Period is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.50% of the aggregate value of the Registrable Securities held by such Holder on the Event Date, as determined as of the Closing Date pursuant to the Purchase Agreement.  The parties agree that notwithstanding anything to the contrary herein or in the Purchase Agreement, no Liquidated Damages shall be payable (i) if as of the relevant Event Date, the Registrable Securities may be sold by non-

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affiliates without volume or manner of sale restrictions under Rule 144 and the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent and (ii) with respect to any period after the expiration of the Effectiveness Period (it being understood that this sentence shall not relieve the Company of any Liquidated Damages accruing prior to the Effectiveness Period).  If the Company fails to pay any Liquidated Damages pursuant to this Section 2(c) in full within five Business Days after the date payable, the Company will pay interest thereon at a rate of 1.0% per month (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full.  The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date.  No Liquidated Damages shall accrue or be payable, and the Effectiveness Deadline for a Registration Statement shall be extended without default hereunder in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results from the failure of a Holder to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by such Holder).

(d) Each Holder agrees to furnish to the Company a completed Selling Stockholder Questionnaire not more than ten Trading Days following the date of this Agreement, and each Holder shall provide an updated Selling Shareholder Questionnaire not less than ten Trading Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement. At least five Trading Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Company will notify each Holder of the information the Company requires from that Holder other than the information contained in the Selling Stockholder Questionnaire, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within two Trading Days prior to the applicable anticipated filing date.  Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company a completed and signed Selling Stockholder Questionnaire and a response to any requests for further information as described in the previous sentence. If a Holder of Registrable Securities returns a Selling Stockholder Questionnaire or a request for further information, in either case, after its respective deadline, the Company shall use its commercially reasonable efforts at the expense of the Holder who failed to return the Selling Stockholder Questionnaire or to respond for further information to take such actions as are required to name such Holder as a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto and to include (to the extent not theretofore included) in the Registration Statement the Registrable Securities identified in such late Selling Stockholder Questionnaire or request for further information. Each Holder acknowledges and agrees that the information in the Selling Stockholder Questionnaire or request for further information as described in this Section 2(d) will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

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(e) Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the Commission, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time is not, in the good faith judgment of the Company, in the best interests of the Company (a “Grace Period”);  provided, however, the Company shall promptly (i) notify the Holders in writing of the existence of material non-public information giving rise to a Grace Period (provided that the Company shall not disclose the content of such material non-public information to the Holders) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use reasonable best efforts to terminate a Grace Period as promptly as practicable and (iii) notify the Holders in writing of the date on which the Grace Period ends;  provided, further, that no single Grace Period shall exceed 30 consecutive days, and during any 365 day period, the aggregate of all Grace Periods shall not exceed an aggregate of 60 days (each Grace Period complying with this provision being an “Allowable Grace Period”).   For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) above and shall end on and include the later of the date the Holders receive the notice referred to in clause (iii) above and the date referred to in such notice;  provided, however, that no Grace Period shall be longer than an Allowable Grace Period.  Notwithstanding anything to the contrary, the Company shall cause the Transfer Agent to deliver unlegended Common Shares to a transferee of a Holder in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale prior to the Holder’s receipt of the notice of a Grace Period and for which the Holder has not yet settled.

(f) In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall  (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available,  provided  that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

3. Demand Registration.

(a) If at any time after the filing of the Initial Registration Statement, the Company receives a request from Holder of Additional Registrable Securities then outstanding (an “Initiating Holder”) that the Company file a Registration Statement with respect to outstanding Additional Registrable Securities of such Initiating Holder not already covered by an existing Registration Statement, then the Company shall, (i) within ten days after the date such request is given, give notice to all Holders other than the Initiating Holder, and (ii) as soon as practicable, and in any event within 60 days after the date such request is given, file a Form S-3 registration statement under the Securities Act (except if the Company is then ineligible to register for resale of the Additional Registrable Securities on Form S-3, in which case such registration shall be on such other form available to the Company to register for resale of the Additional Registrable Securities as a secondary offering) subject to the provisions of Section 3(d) covering all Additional Registrable Securities requested to be included in such registration by the Initiating Holder and any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the notice pursuant to clause (i) above is given, and in each case, subject to the limitations of Sections 3(b) and (c).  Upon the request of any Holder that Additional Registrable Securities be registered pursuant to this Section 3(a), all such Additional Registrable Securities shall thereafter be Registrable Securities for all purposes under this Agreement.

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(b) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such Registration Statement to either become effective or remain effective for as long as such Registration Statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holder is given; provided, however, that the Company may not invoke this right more than once in any 12 month period; and provided further that (x) the Company shall not register any securities for its own account or that of any other stockholder during such 90 day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (y) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Additional Registrable Securities; or (z) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3(a) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective.

(d) In the event that Form S-3 is not available for the registration of the resale of Additional Registrable Securities hereunder, the Company shall  (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Additional Registrable Securities on Form S-3 promptly after such form is available,  provided  that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Additional Registrable Securities has been declared effective by the Commission.

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4. Piggyback Registration.

(a) Except with respect to a Registration Statement filed with respect to the initial primary underwritten offering on behalf of the Company, whenever the Company proposes to register any shares of its Common Shares under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a Registration Statement on Form S-4, S-8 or any successor form thereto or another form not available for registering the Registrable Securities for sale to the public), whether for its own account or for the account of one or more stockholders of the Company and the form of Registration Statement to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than 60 days prior to the filing of such Registration Statement) to the Holders of its intention to effect such a registration and, subject to Section 4(b) and Section 4(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the Holders within 30 days after the Company’s notice has been given to each such holder. The Company may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time in its sole discretion.  A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 3 of this Agreement.

(b) If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the Holders (if any Holders have elected to include Registrable Securities in such Piggyback Registration) in writing that in its opinion the number of Common Shares proposed to be included in such registration, including all Registrable Securities and all other Common Shares proposed to be included in such underwritten offering, exceeds the number of Common Shares which can be sold in such offering and/or that the number of Common Shares proposed to be included in any such registration would adversely affect the price per share of the Common Shares to be sold in such offering, the Company shall include in such registration (i) first, the number of Common Shares that the Company proposes to sell; (ii) second, the number of Common Shares requested to be included therein by the Holders and Pre-Transaction Holders, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the number of Common Shares requested to be included therein by holders of Common Shares (other than the Holders), allocated among such holders in such manner as they may agree.

(c) If a Piggyback Registration is initiated as an underwritten offering on behalf of a holder of Common Shares other than Registrable Securities, and the managing underwriter advises the Company in writing that in its opinion the number of Common Shares proposed to be included in such registration, including all Registrable Securities and all other Common Shares proposed to be included in such underwritten offering, exceeds the number of Common Shares which can be sold in such offering and/or that the number of Common Shares proposed to be included in any such registration would adversely affect the price per share of the Common Shares to be sold in such offering, the Company shall include in such registration (i) first, the number of Common Shares requested to be included therein by the holder(s) requesting such registration and by the Holders and Pre-Transaction Holders, allocated pro rata among such holders on the basis of the number of Common Shares (on a fully diluted, as converted basis) and the number of Registrable Securities, as applicable, owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the number of Common Shares requested to be included therein by other holders of Common Shares, allocated among such holders in such manner as they may agree.

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(d) If any Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.  If any Piggyback Registration is otherwise an underwritten offering, the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering shall be subject to the approval of the Company, such approval shall not be unreasonable withheld.

5. Lock-up Agreement. Each Holder agrees that in connection with any public offering of the Company’s Common Shares or other equity securities, and upon the request of the managing underwriter in such offering, such Holder shall not, without the prior written consent of such managing underwriter, during the period commencing on the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed 180 days), (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any Common Shares or any securities convertible into, exercisable for or exchangeable for Common Shares held immediately before the effectiveness of the registration statement for such offering, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to sales of Registrable Securities to be included in such offering pursuant to Section 3 or Section 4, and shall be applicable to the Holders only if all officers and directors of the Company and all stockholders owning more than 5% of the Company’s outstanding Common Shares are subject to the same restrictions.  Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 5, each Holder shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 5 in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, director or holder of greater than 5% of the outstanding Common Stock.

6. Registration Procedures.

In connection with the Company’s registration obligations hereunder:

(a) the Company shall not less than three Trading Days prior to the filing of a Registration Statement and not less than one Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any similar or successor reports), furnish to the Holder copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the review of such Holder (it being acknowledged and agreed that if a Holder does not object to or comment on the aforementioned documents within such three Trading Day or one Trading Day period, as the case may be, then the Holder shall be deemed to have consented to and approved the use of such documents).  The Company shall not file any Registration Statement or amendment or supplement thereto in a form to which a Holder reasonably objects in good faith, provided that, the Company is notified of such objection in writing within the three Trading Day or one Trading Day period described above, as applicable.

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(b) (i)  the Company shall prepare and file with the Commission such amendments (including post-effective amendments) and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period (except during an Allowable Grace Period); (ii) the Company shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424 (except during an Allowable Grace Period); (iii) the Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable, provide the Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as “Selling Stockholders” but not any comments that would result in the disclosure to the Holders of material and non-public information concerning the Company; and (iv) the Company shall comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by the Holders thereof as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, however, that each Holder shall be responsible for the delivery of the Prospectus to the Persons to whom such Holder sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and each Holder agrees to dispose of Registrable Securities in compliance with the plan of distribution described in the Registration Statement and otherwise in compliance with applicable federal and state securities laws. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission on the same day on which the Exchange Act report which created the requirement for the Company to amend or supplement such Registration Statement was filed.

(c) the Company shall notify the Holders (which notice shall, pursuant to clauses (iii) through (v) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably practicable (and, in the case of (i)(A) below, not less than two Trading Days prior to such filing, in the case of (iii) and (iv) below, not more than one Trading Day after such issuance or receipt, and in the case of (v) below, not more than one Trading Day after the occurrence or existence of such development) and (if requested by any such Person) confirm such notice in writing no later than one Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in

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writing on any Registration Statement (in which case the Company shall provide to each of the Holders true and complete copies of all comments that pertain to the Holders as a “Selling Stockholder” or to the “Plan of Distribution” and all written responses thereto, but not information that the Company believes would constitute material and non-public information); and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information that pertains to the Holders as “Selling Stockholders” or the “Plan of Distribution”; (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.

(d) the Company shall use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(e) the Company shall, if requested by a Holder, furnish to such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission;  provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

(f) the Company shall, prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement;  provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

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(g) the Company shall cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement and under law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may reasonably request.  Certificates for Registrable Securities free from all restrictive legends may be transmitted by the transfer agent to a Holder by crediting the account of such Holder’s prime broker with DTC as directed by such Holder.

(h) the Company shall following the occurrence of any event contemplated by Section 6(c)(iii)-(v), as promptly as reasonably practicable (taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event), prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.

(i) the Company may require each selling Holder to furnish to the Company a certified statement as to (i) the number of Common Shares beneficially owned by such Holder and any Affiliate thereof, (ii) any Financial Industry Regulatory Authority (“FINRA”) affiliations, (iii) any natural persons who have the power to vote or dispose of the Registrable Securities and (iv) any other information as may be requested by the Commission, FINRA or any state securities commission. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of Registrable Securities because any Holder fails to furnish such information within three Trading Days of the Company’s request, any Liquidated Damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended, as to such Holder only, until such information is delivered to the Company.

(j) the Company shall cooperate with any registered broker through which a Holder proposes to resell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by any such Holder and the Company shall pay the filing fee required for the first such filing within two Business Days of the request therefor.

15

(k) the Company shall use its commercially reasonable efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(l) if requested by a Holder, the Company shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees should be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

(m) the Company shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including Rule 172, notify the Holders promptly if the Company no longer satisfies the conditions of Rule 172 and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this Section 6(m), “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter).

7. Registration Expenses.  All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts and selling commissions and all legal fees and expenses of legal counsel for any Holder) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement.  The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Shares are then listed for trading, (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Holders) and (C) if not previously paid by the Company in connection with a filing by the issuer, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement.  In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.  In no event shall the Company be responsible for any underwriting, broker or similar fees or commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

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8. Indemnification.

(a) Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, stockholders, Affiliates and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any violation or alleged violation by the Company of any rule or regulation promulgated under the Exchange Act, the Securities Act, the National Association of Securities Dealers or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with any registration, (ii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or (iii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that each Holder has approved  Annex A  hereto for this purpose), or (B) in the case of an occurrence of an event of the type specified in Section 6(c)(iii)-(v), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 9(d) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected.  The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 8(c)) and shall survive the transfer of the Registrable Securities by the Holders.

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(b) Indemnification by Holders.  Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents, Affiliates and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents, partners, members, managers, Affiliates or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein or (ii) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved  Annex A  hereto for this purpose) or (iii) in the case of an occurrence of an event of the type specified in Section 6(c)(iii)-(v), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 9(d), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected.  In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings.  If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof;  provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless:  (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by

18

counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 8(c)) shall be paid to the Indemnified Party, as incurred, within twenty Trading Days of written notice thereof to the Indemnifying Party;  provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder).

(d) Contribution.  If a claim for indemnification under Section 8(a) or 8(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 8(d) was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provisions of this Section 6(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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The indemnity and contribution agreements contained in this Section 8 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution, limitation or in lieu of the indemnification provisions under the Purchase Agreement.

9. Miscellaneous.

(a) Remedies.  In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) No Piggyback on Registrations.  This Agreement does not give rise to rights of any person other than the Holders with respect to piggyback registration.  Without the consent of the Holders, not to be unreasonably withheld, the Company will not grant to any person piggyback registration rights which will be superior or pari passu in priority to the rights of the Holders with respect to Piggyback Registration pursuant to this Agreement, except to the Pre-Transaction Holders as provided herein.

(c) Compliance.  Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

(d) Discontinued Disposition.  By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 6(c)(iii)-(v), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed.  The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

(e) No Inconsistent Agreements.  Neither the Company nor any of its Subsidiaries shall, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof, except for such an agreement with a Pre-Transaction Holder.

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(f) Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Holders holding at least two-thirds of the then outstanding Registrable Securities, provided that any party may give a waiver as to itself.  Notwithstanding the foregoing,  a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of all of the Registrable Securities to which such waiver or consent relates;  provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. Notwithstanding the foregoing, if any such amendment, modification or waiver would adversely affect in any material respect any Holder or group of Holders who have comparable rights under this Agreement disproportionately to the other Holders having such comparable rights, such amendment, modification, or waiver shall also require the written consent of the Holder(s) so adversely affected.

(g) Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement; provided that the Company may deliver to each Holder the documents required to be delivered to such Holder under Section 6(a) of this Agreement by e-mail to the e-mail addresses provided by such Holder to the Company solely for such specific purpose.

(h) Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  The Company may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Company’s stock or assets) or obligations hereunder without the prior written consent of all the Holders of the then outstanding Registrable Securities.  Each Holder may assign its respective rights hereunder to any Affiliate who may acquire the Registrable Securities as permitted under the Purchase Agreement.

(i) Execution and Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.  Facsimile copies of executed documents or executed documents sent as a PDF attachment to an e-mail transmission, shall be deemed originals for all purposes.

(j) Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.  The parties hereby consent to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania with regard to any dispute or action arising under this Agreement and waive the defense of an inconvenient forum.

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(k) Cumulative Remedies.  Except as provided in Section 2(c) with respect to Liquidated Damages, the remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(l) Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.  It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(m) Headings.  The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

CUSTOMERS BANCORP, INC.

By:           ____________________________________
Name:
                Title:

ACACIA LIFE INSURANCE COMPANY

By:           ____________________________________
Name:
                Title:

AMERITAS LIFE INSURANCE CORP.

By:           ____________________________________
Name:
                Title:

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Annex A

PLAN OF DISTRIBUTION

We are registering the Securities issued to the selling shareholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The selling shareholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

A-i

•	any other method permitted pursuant to applicable law.

The selling shareholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440-1 and IM-2440-2.

In connection with sales of the Securities or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Shares in the course of hedging in positions they assume. The selling shareholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (the “SEC”), the selling shareholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Common Shares to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Shares made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A-ii

The selling shareholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each selling shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities. Upon being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such Securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

A-iii

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.  We will pay all expenses of the registration of the Securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

A-iv

Exhibit C

FORM OF OPINION OF BUYER’S COUNSEL

TO BE DELIVERED PURSUANT TO SECTION 2.4(b)(iv)

(i) The shares of Customers Common Stock, Customers Non-Voting Common Stock and Customers Preferred Stock that constitute the Stock Consideration have been duly authorized and validly issued and are fully paid and non-assessable.  None of such shares were issued in violation of the preemptive or other similar rights of any securityholder of Buyer or any other entity.

In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of Buyer.